UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
AMERICAN RETIREMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials:

$242,932

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Fellow Shareholder:
      On May 12, 2006, American Retirement Corporation entered into an agreement and plan of merger, which we refer to as the merger agreement, with Brookdale Senior Living Inc. and Beta Merger Sub Corporation pursuant to which we will become a wholly owned subsidiary of Brookdale. A special meeting of our shareholders will be held on Wednesday, July 19, 2006, at 10:00 a.m. CDT, to vote on a proposal to adopt the merger agreement so that the merger can occur. The meeting will be held at our corporate headquarters located at 111 Westwood Place, Suite 200, Brentwood, Tennessee. Notice of the special meeting is enclosed.
      Upon completion of the merger, you will be entitled to receive $33.00 in cash for each share of ARC common stock that you own. This price represents an approximate 33% premium over the closing price per share on the last trading date before the public announcement that ARC and Brookdale had entered into the merger agreement.
      This proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. The receipt of cash in exchange for shares of common stock in the merger will constitute a taxable transaction to U.S. taxpayers for U.S. federal income tax purposes. We encourage you to read the proxy statement and the merger agreement carefully.
      Our board of directors has, by a unanimous vote, (1) determined that the merger is advisable and that the terms of the merger are fair to, and in the best interests of, ARC and our shareholders, (2) approved the merger agreement and the transactions contemplated thereby, including the merger, and (3) recommended that our shareholders approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.
      Your vote is important. We cannot complete the merger unless holders of a majority of all outstanding shares of ARC common stock vote to adopt the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. THE FAILURE OF ANY SHAREHOLDER TO VOTE ON THE PROPOSAL TO ADOPT THE MERGER AGREEMENT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.
      Our board of directors has fixed the close of business on June 15, 2006, as the record date for the special meeting and only holders of common stock on the record date are entitled to vote at the special meeting. On the record date, there were 35,325,855 shares of common stock outstanding and entitled to vote.
      WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.
      Our board of directors and management appreciate your continuing support of our company, and we hope you will support this exciting transaction.

Sincerely,

W. E. Sheriff
Chairman, Chief Executive Officer and President
      This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.
      The proxy statement is dated June 15, 2006, and is first being mailed on or about June 19, 2006.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On July 19, 2006
      PLEASE TAKE NOTICE that a special meeting of shareholders of American Retirement Corporation, a Tennessee corporation, will be held on Wednesday, July 19, 2006, at 10:00 a.m. CDT, at the Company’s corporate headquarters located at 111 Westwood Place, Suite 200, Brentwood, Tennessee, for the following purposes:

To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 12, 2006, by and among Brookdale Senior Living Inc., a Delaware corporation, Beta Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Brookdale Senior Living Inc., and American Retirement Corporation, a Tennessee corporation, as the merger agreement may be amended from time to time.
      We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.
      The record date for the determination of shareholders entitled to notice of and to vote at the special meeting is June 15, 2006. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

George T. Hicks
Secretary
Nashville, Tennessee
June 15, 2006
PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

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SUMMARY TERM SHEET
      This summary term sheet summarizes the material information in the proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, the proxy statement incorporates by reference important business and financial information about ARC into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information.”
The Proposed Transaction (see page 33)

•	In the merger, a wholly owned subsidiary of Brookdale will merge with and into ARC with ARC continuing as the surviving corporation.

•	Upon completion of the merger, each issued and outstanding share of our common stock will automatically be canceled and cease to exist and will be converted into the right to receive $33.00 in cash, without interest, per share.

•	As a result of the merger, ARC will cease to be an independent, publicly traded company and will become a wholly owned subsidiary of Brookdale.
The Companies (see page 8)
      American Retirement Corporation. American Retirement Corporation is a Tennessee corporation and is headquartered in Nashville, Tennessee. We are one of the largest operators of senior living communities in the United States, offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer’s care. We currently operate 83 senior living communities in 19 states, with an aggregate unit capacity of approximately 16,200 units and resident capacity of approximately 17,800. We own 34 communities (including 14 communities in joint ventures), lease 44 communities, and manage five communities pursuant to management agreements. Approximately 83% of our revenues come from private pay sources.
      Our common stock is traded on the New York Stock Exchange under the symbol “ACR”. Our principal executive offices are located at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027 and our telephone number is (615) 221-2250. You can obtain additional information about ARC from our website at www.arclp.com which is provided as a textual reference only.
      Unless the context otherwise indicates, the terms “ARC,” the “Company”, “we,” “us” or “our” mean American Retirement Corporation and our consolidated subsidiaries.
      Brookdale Senior Living Inc. Brookdale Senior Living Inc., which we refer to in this proxy statement as Brookdale, is a Delaware corporation. It is a leading owner and operator of senior living facilities throughout the United States. Brookdale is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. Brookdale owns or operates independent, assisted and dementia-care facilities, with a total of 450 facilities in 32 states and the ability to serve over 34,000 residents.
      Brookdale’s common stock is traded on the New York Stock Exchange under the symbol “BKD”. Brookdale’s principal address is 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611 and its telephone number is (312) 977-3700. You can obtain additional information about Brookdale from Brookdale’s website at www.brookdaleliving.com which is provided as a textual reference only.
      Beta Merger Sub Corporation. Beta Merger Sub Corporation, which we refer to in this proxy statement as Merger Sub, is a Delaware corporation formed solely for the purpose of merging into ARC and has not conducted any business activities since its organization. Merger Sub is a wholly owned subsidiary of Brookdale. Merger Sub’s principal address is 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611 and its telephone number is (312) 977-3700.

What You Will Be Entitled to Receive upon Completion of the Merger (see page 34)
      If we complete the merger, holders of our common stock will be entitled to receive merger consideration equal to $33.00 in cash, without interest, for each share of common stock that they own. After we complete the merger, holders of our common stock will no longer own ARC common stock and Brookdale will be the sole shareholder of ARC.
The Special Meeting (see page 9)
      Date, Time and Place of the Special Meeting. The special meeting is scheduled to be held as follows:

Date: July 19, 2006

Time: 10:00 a.m., CDT

Place: 111 Westwood Place, Suite 200
Brentwood, Tennessee 37027
      Proposal to Be Considered at the Special Meeting. At the special meeting, you will be asked to vote on a proposal to adopt the agreement and plan of merger, which we will refer to in this proxy statement as the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.
      Record Date. Our board of directors has fixed the close of business on June 15, 2006, as the record date for the special meeting and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, there were outstanding and entitled to vote 35,325,855 shares of common stock.
      Voting Rights; Vote Required for Approval. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of shareholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote on the proposal to adopt the merger agreement, considered together, shall constitute a quorum for the purpose of considering that matter.
      If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to adopt the merger agreement. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.
      Under Tennessee law, adoption of the merger proposal requires the affirmative vote of a majority of all outstanding shares of ARC common stock. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.
      Each of our directors and executive officers has indicated that he or she intends to vote his or her own shares in favor of the proposal to adopt the merger agreement. If our directors and executive officers vote their shares in favor of adopting the merger agreement, 5.8% of the outstanding voting power of shares of common stock will have voted for the proposal to adopt the merger agreement. This means that holders of approximately 44.3% of the voting power of all shares entitled to vote at the meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.
      Voting and Revocation of Proxies. After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares are represented at the special meeting. You can also vote in person at the meeting, but we encourage you to submit your proxy now in any event. Unless you specify to the contrary on your proxy card, all of your shares represented by valid proxies will be voted “FOR” the proposal to adopt the merger agreement.
      PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. If the merger is completed, a separate letter of transmittal will be mailed to you which will enable you to exchange your stock certificates for the merger consideration.
      Until exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to ARC at our principal executive offices at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, Attention: George T. Hicks, Secretary;

•	by delivering a proxy of a later date by mail in the manner described in this proxy statement;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions.
      Questions and Additional Information. For additional information regarding the procedure for delivering your proxy see “The Special Meeting — Voting and Revocation of Proxies” and “The Special Meeting — Solicitation of Proxies.” If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Mellon Investors Services LLC, toll-free at 866-340-1583, or contact ARC in writing at our principal executive offices at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, Attention: George T. Hicks, Secretary, or by telephone at (615) 221-2250.
Recommendation of Our Board of Directors (see page 18)
      After careful consideration, our board of directors unanimously:

•	determined that the merger is advisable and that the terms of the merger are fair to, and in the best interests of, ARC and its shareholders;

•	approved the merger agreement and the transactions contemplated thereby, including the merger; and

•	recommended that our shareholders vote to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.
      Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement at the special meeting.
      For a discussion of the material factors considered by our board of directors in reaching its conclusions and the reasons why our board of directors determined that the merger is fair, see “The Merger — Reasons for the Merger.”
Opinion of Financial Advisor (see page 20)
      On May 12, 2006, Cohen & Steers Capital Advisors, LLC delivered to our board of directors its oral opinion, which was subsequently confirmed in a written opinion, dated May 12, 2006, that, as of such date and based on and subject to the matters set forth in its opinion, the $33.00 per share in cash to be received by the holders of our common stock in the merger is fair, from a financial point of view, to those holders.
      The full text of Cohen & Steers’ opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Cohen & Steers in connection with its opinion, is attached as Annex B to this proxy statement. Cohen & Steers provided its opinion for the information of our board of directors in its consideration of the merger. Cohen & Steers’ opinion is not a recommendation as to how our shareholders should vote with respect to the merger. We urge you to read the opinion carefully and in its entirety.
Interest of Directors and Executive Officers in the Merger (see page 28)
      In considering the recommendation of our board of directors that you vote for the proposal to adopt the merger agreement so that the merger can occur, you should be aware that some of our executive officers and members of our board of directors have interests in the merger that may be in addition to or different from the interests of our shareholders generally. These interests include the following:

•	our directors and executive officers hold restricted stock and options to purchase shares of our common stock that will be treated in the same manner as restricted stock and options held by other persons;

•	under our existing severance plan, and provided that they do not reinvest a portion of their after-tax proceeds in Brookdale common stock, receive a grant of restricted stock from Brookdale and waive their rights to any severance payments under the severance plan, certain of our executive officers who were not required to enter into employment agreements with Brookdale may receive severance payments in the event that their employment is terminated within 18 months after the completion of the merger by the Company without “Good Cause” or by the officer with “Good Reason,” as such terms are defined in our existing severance plan;

•	existing indemnification arrangements and insurance for our directors and officers will be continued if the merger is completed;

•	upon completion of the merger, our current executive officers will be the officers of the surviving corporation and certain of our executive officers will have new employment agreements with Brookdale;

•	upon completion of the merger and their required investments in Brookdale common stock, certain of our current executive officers will receive shares of Brookdale restricted stock; and

•	one of our current directors may be elected to serve on the board of directors of Brookdale.
      The members of our board of directors were aware of these interests and considered them at the time they approved the merger.
Material U.S. Federal Income Tax Consequences (see page 27)
      The merger will be a taxable transaction for all U.S. holders of ARC common stock. As a result, assuming you are a U.S. taxpayer, the exchange of your shares of ARC common stock for cash in the merger will be subject to United States federal income tax and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) $33.00 and (2) the adjusted tax basis of your shares of ARC common stock. You should consult your tax advisor on how specific tax consequences of the merger apply to you.
Regulatory Approvals (see page 26)
      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice and the applicable waiting period has expired or been terminated. ARC and Brookdale filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on May 26, 2006. If we do not receive a request for additional information, the waiting period will expire on June 26, 2006, if not terminated earlier.

Stock Options
      At the effective time of the merger, each option to purchase shares of our common stock, whether vested or unvested, including those options held by our directors and executive officers, will be canceled and converted into the right to receive a lump sum cash payment, without interest and less applicable taxes, equal to the number of shares of our common stock subject to such option multiplied by the amount by which $33.00 exceeds the exercise price of the option.
The Merger Agreement (see page 33)
      Conditions to the Merger (see page 38). The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	The merger agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of ARC common stock;

•	No legal prohibition to the merger may be in effect;

•	The waiting period (and any extension thereof) under the HSR Act or other similar laws must have terminated or expired;

•	Our and Brookdale’s respective representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date (without regard to materiality qualifiers), except for those representations and warranties that relate to an earlier date, and except where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on us or on Brookdale’s ability to consummate the transactions contemplated by the merger agreement;

•	ARC and Brookdale must have performed in all material respects all obligations that each is required to perform under the merger agreement;

•	There can be no pending or overtly threatened litigation by any governmental authority seeking to restrain or prohibit the merger, seeking to prohibit or limit the operation or ownership by ARC or Brookdale of any portion of its business or assets or seeking to compel ARC or Brookdale to divest or hold separate any portion of its business or assets as a result of the merger or seeking to impose any obligations on Brookdale or ARC to maintain facilities, operations, places of business, employment levels, products or businesses;

•	Brookdale must have obtained customary assurances as are customarily obtained under local custom and practice to allow a reasonable person acting in good faith to conclude that all material permits necessary for the lawful conduct of our business will be issued in the ordinary course and effective as of the closing of the merger; and

•	Scheduled consents, authorizations, orders, permits and approvals shall have been obtained and be in full force and effect.
      Termination of the Merger Agreement (see page 40). The merger agreement may be terminated at any time before the completion of the merger, whether before or after shareholders have adopted the merger agreement:

•	By mutual written consent of ARC and Brookdale;

•	By either ARC or Brookdale, if:

•	Any judgment, order or decree having the effect of permanently restraining, enjoining or otherwise prohibiting the merger shall be in effect and have become final and non-appealable; or

•	The merger is not completed on or before the outside date of February 12, 2007, subject to certain exceptions; or

•	Our shareholders fail to adopt the merger agreement at the special meeting or any adjournment or postponement thereof, in which case the merger agreement requires us to reimburse Brookdale for all reasonable out of pocket expenses related to the merger incurred prior to the date of termination up to $5,000,000;

•	By Brookdale, if:

•	Our board of directors or a committee of our board of directors withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Brookdale, its approval, recommendation or declaration of advisability of the merger agreement, or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve any takeover proposal by a third party or within ten (10) business days of the date any takeover proposal is made to ARC, our board of directors or any committee of our board of directors fails to publicly confirm its recommendation and declaration of advisability of the merger agreement and merger; or

•	We have breached or failed to perform any of our representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing and where that breach or failure to perform cannot be cured, or is not cured, within thirty (30) calendar days after we receive written notice from Brookdale of the breach or failure to perform; or

•	By ARC, if:

•	We terminate the merger agreement in order to concurrently enter into a definitive agreement with respect to a superior proposal, provided that we have complied with our obligations under the merger agreement described under “The Merger Agreement — No Solicitation of Other Offers,” and provided that we have paid to Brookdale the $45 million termination fee as described under “The Merger Agreement — Termination Fees”; or

•	Brookdale or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing and where that breach or failure to perform cannot be cured, or is not cured, within 30 calendar days after Brookdale receives written notice from us of the breach or failure to perform.
      Termination Fees (see page 41). In certain circumstances, our board of directors has the right to terminate the merger agreement in connection with the receipt of a superior proposal, as further described in “The Merger Agreement — Termination of the Merger Agreement.” In that event, and in certain other specified circumstances, the merger agreement provides that upon termination we must pay to Brookdale a termination fee of $45 million. See “The Merger Agreement — Termination Fees.”
Rights of Shareholders Who Object to the Merger (see page 11)
      Shareholders of ARC are not entitled to any appraisal rights under Tennessee law in connection with the merger. In addition, shareholders of ARC are not entitled to any other rights under Tennessee law or otherwise in connection with objecting to the merger, other than the right to vote against the merger at the special meeting or to institute a lawsuit if they believe ARC or its directors violated any of their obligations in connection with the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER
      The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers do not address all questions that may be important to you as an ARC shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q.	What is the proposed transaction?

A.	Brookdale has agreed to acquire 100% of ARC’s outstanding shares for $33.00 per share in cash. The transaction will be effected by Beta Merger Sub Corporation, a wholly owned subsidiary of Brookdale, which will merge with and into ARC with ARC being the surviving corporation and becoming a wholly owned subsidiary of Brookdale.

Q.	Why is the Board of Directors recommending the approval of the merger agreement?

A.	Our board of directors believes that the merger is advisable and that the terms of the merger are fair to, and in the best interests of, ARC and its shareholders. To review our board of directors’ reasons for recommending adoption of the merger agreement, see pages 18 through 20.

Q.	If the merger is completed, what will I receive for my shares of common stock?

A.	You will receive $33.00 in cash, without interest, for each share of ARC common stock you own, upon surrender of your stock certificates after completion of the merger. We refer to this amount per share of ARC common stock in this proxy statement as the merger consideration.

Q.	When is the merger expected to be completed?

A.	ARC and Brookdale are working toward completing the merger as quickly as possible. We hope the merger will be completed by July 25, 2006. The merger cannot be effected until a number of conditions are satisfied. The most important conditions are the adoption of the merger agreement by ARC’s shareholders at the special meeting and the termination or expiration of the waiting period under the HSR Act.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of ARC common stock as of the close of business on June 15, 2006, are entitled to vote at the special meeting. Each ARC shareholder is entitled to one vote for each share of ARC common stock owned.

Q.	What vote is required for ARC’s shareholders to adopt the merger agreement?

A.	An affirmative vote of the holders of a majority of all outstanding shares of ARC common stock is required to adopt the merger agreement.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares of ARC common stock as soon as possible. Please return the enclosed proxy card, even if you plan to attend the special meeting, to ensure that your shares are voted. Your proxy materials include detailed information on how to vote.

Q.	If my shares are held for me by my broker, will my broker vote those shares for me?

A.	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares, using the instructions provided by your broker.

Q.	Can I change my vote after I have mailed my proxy card?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying us in writing at American Retirement Corporation, 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, Attention: George T. Hicks, Secretary, or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

Q.	Do I need to attend the special meeting in person?

A.	No. It is not necessary for you to attend the special meeting in order to vote your shares.

Q.	May I exercise appraisal rights in the merger?

A.	No. Under Tennessee law, ARC shareholders are not entitled to any appraisal rights in connection with the merger. In addition, shareholders of ARC are not entitled to any other rights under Tennessee law or otherwise in connection with objecting to the merger, other than the right to vote against the merger at the special meeting or to institute a lawsuit if they believe ARC or its directors violated any of their obligations in connection with the merger.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, you will be sent detailed written instructions for exchanging your ARC stock certificates for the merger consideration.

Q.	What other matters will be voted on at the special meeting?

A.	Only matters contained in this proxy statement will be voted upon.

Q.	Where can I find more information about ARC and Brookdale?

A.	ARC and Brookdale file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission’s public reference facilities. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. You also may obtain free copies of the documents ARC files with the Securities and Exchange Commission by going to the “Investors Welcome” Section of our website at www.arclp.com which is provided as a textual reference only. You may obtain free copies of the documents Brookdale files with the Securities and Exchange Commission by going to the “Investor Relations” subsection within the “About Brookdale” section of Brookdale’s website at www.brookdaleliving.com which is provided as a textual reference only. For a more detailed description of the information available, please refer to “Where You Can Find More Information” on page 45 of this proxy statement.

Q.	Who can help answer my questions?

A.	If you have questions about the merger after reading this proxy statement, please call our proxy solicitor, Mellon Investor Services LLC, toll-free at (866) 340-1583.

THE COMPANIES
ARC
      American Retirement Corporation is one of the largest operators of senior living communities in the United States. We are a senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and therapy services. We have also developed specialized care programs for residents with Alzheimer’s and other forms of dementia, and provide therapy services to many of our residents. The senior living industry is a growing and highly fragmented industry. We believe we are one of the few national operators providing a range of service offerings and price levels across multiple communities. We also offer a broad array of ancillary services, primarily through our Innovative Senior Care programs, which provide therapy, home health and other wellness services to our residents and to residents of other senior living communities. We currently operate 83 senior living communities in 19 states, with an aggregate unit capacity of approximately 16,200 units and resident capacity of approximately 17,800. We currently own 34 communities (including 14 partially owned through joint ventures), lease 44 communities, and manage five communities.
      We are a Tennessee corporation incorporated in 1997. Our principal executive offices are located at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027 and our telephone number is (615) 221-2250.
      For a more detailed description of the business and properties of ARC, see ARC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference herein. See “Where You Can Find More Information.”
Brookdale
      As of June 14, 2006, Brookdale Senior Living Inc. was the third largest operator of senior living facilities in the United States based on total capacity with 450 facilities in 32 states and the ability to serve over 34,000 residents. Brookdale offers its residents access to a full continuum of services across all sectors of the senior living industry. As of June 14, 2006, Brookdale operated 77 independent living facilities with 13,733 units/beds, 365 assisted living facilities with 17,170 units/beds, seven continuing care retirement communities, or CCRCs with 3,084 units/beds (including 817 resident-owned cottages on Brookdale’s CCRC campuses managed by Brookdale) and one skilled nursing facility with 82 units/beds. The majority of Brookdale’s units/beds are located in campus settings or facilities containing multiple services, including CCRCs.
      Brookdale is a Delaware corporation incorporated in 2005 for the purpose of combining Brookdale Living Communities, Inc. and Alterra Healthcare Corporation. Brookdale’s executive offices are located at 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611, and its telephone number is (312) 977-3700.
      For a more detailed description of the business and properties of Brookdale, see Brookdale’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission.
Merger Sub
      Merger Sub is a Delaware corporation formed solely for the purpose of merging into ARC and has not conducted any business activities since its organization. Merger Sub is a wholly owned subsidiary of Brookdale. The executive offices of Merger Sub are located at 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611, and its telephone number is (312) 977-3700.
THE SPECIAL MEETING
      This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our shareholders.
Date, Time and Place of the Special Meeting
      The special meeting is scheduled to be held as follows:

Date: July 19, 2006

Time: 10:00 a.m., CDT

Place: 111 Westwood Place, Suite 200
Brentwood, Tennessee 37027

Proposal to be Considered at the Special Meeting
      At the special meeting, you will consider and vote upon a proposal to adopt an agreement and plan of merger, dated as of May 12, 2006, by and among Brookdale, Merger Sub and ARC. A copy of the merger agreement is attached as Annex A to this proxy statement.
Record Date
      Our board of directors has fixed the close of business on June 15, 2006, as the record date for the special meeting and only holders of record of ARC common stock on the record date are entitled to vote at the special meeting. On the record date, there were outstanding and entitled to vote 35,325,855 shares of common stock.
Voting Rights; Quorum; Vote Required for Approval
      Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of shareholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote on the proposal to adopt the merger agreement, considered together, shall constitute a quorum for the purpose of considering the proposal. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.
      If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to adopt the merger agreement. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.
      Adoption of the merger proposal requires the affirmative vote of the holders of a majority of all outstanding shares of ARC common stock.
      ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.
      Each of our directors and executive officers has indicated that he or she intends to vote his or her own shares in favor of the proposal to adopt the merger agreement. If our directors and executive officers vote their shares in favor of the merger agreement, 5.8% of the voting power of the outstanding shares of common stock will have voted for the proposal to adopt the merger agreement. This means that holders of just over 44.3% of the voting power of all shares entitled to vote at the meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.
Voting and Revocation of Proxies
      Shareholders of record may submit proxies by mail. Shareholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by telephone or the Internet if those services are offered by the nominee.
      Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted “FOR” the proposal to adopt the merger agreement.

      The persons you name as proxies may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment or postponement.
      PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.
      Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to ARC at our principal executive offices at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, Attention: George T. Hicks, Secretary;

•	by delivering a proxy of a later date in the manner described herein;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions.
Rights of Shareholders Who Object to the Merger
      Shareholders of ARC are not entitled to any appraisal rights under Tennessee law in connection with the merger. In addition, shareholders of ARC who object to the merger are not entitled to any other rights under Tennessee law or otherwise in connection with the merger, other than the right to vote against the merger at the special meeting or to institute a lawsuit if they believe ARC or its directors violated any of their obligations in connection with the merger.
Solicitation of Proxies
      We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by those persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, telegram or other means of communication, by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. We have retained Mellon Investors Services LLC, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting for a fee of $8,500 plus reimbursement of reasonable out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related items.
Questions and Additional Information
      If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Mellon Investor Services LLC, toll-free at (866) 340-1583, or contact ARC in writing at our principal executive offices at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, Attention: George T. Hicks, Secretary, or by telephone at (615) 221-2250.

THE MERGER
Background of the Merger
      In September 2005, William Doniger, Vice Chairman of Brookdale and Managing Director of Fortress Investment Group, LLC (together with its affiliates, Fortress), Brookdale’s largest stockholder, contacted W. E. Sheriff, Chairman and Chief Executive Officer of ARC, to request a meeting. On September 13, 2005, Mr. Sheriff met with Mr. Doniger in Nashville where the two discussed the senior living industry generally. At the meeting, Mr. Doniger indicated a preliminary belief that it may be beneficial to both companies’ respective shareholders to pursue a business combination. Mr. Sheriff advised Mr. Doniger that ARC was not for sale, but Mr. Doniger expressed his view of the potential benefits of a possible business combination.
      On January 10, 2006, Mr. Sheriff again met with Mr. Doniger in Nashville at Mr. Doniger’s request. Mr. Doniger discussed in more detail with Mr. Sheriff Brookdale’s interest in pursing a business combination with ARC. Mr. Doniger indicated that Brookdale would be interested in acquiring 100% of the Company’s outstanding stock in an all-cash transaction. In addition, Mr. Doniger informed Mr. Sheriff that Fortress would be willing to support Brookdale and ensure Brookdale’s access to the funds necessary to consummate an all-cash transaction. In addition, Mr. Doniger indicated that based on his preliminary analysis of a potential transaction Brookdale could potentially pay a substantial premium for the Company’s common stock. Mr. Sheriff reiterated the point that ARC was not for sale but suggested that it would be appropriate at this juncture for Mr. Doniger to discuss the matter with Frank Bumstead, the Company’s Lead Director.
      On January 11, 2006, Mr. Sheriff met with Mr. Bumstead to discuss Mr. Sheriff’s meeting with Mr. Doniger the previous day. In response to Mr. Doniger’s expression of interest, Mr. Sheriff and Mr. Bumstead discussed their belief that it was incumbent upon the ARC Board of Directors, referred to herein as the Board, to further clarify Brookdale’s interest in a business combination. They also discussed the current environment for senior living businesses, and a number of factors that might impact the Company’s stock price and/or might represent risks to the execution of the Company’s business plan. Those factors included the increasingly competitive environment for potential acquisitions, the high prices being paid for acquisitions, the slowdown in the U.S. housing market, rising interest rates, and historically high valuations in the publicly-traded senior housing industry. Mr. Sheriff and Mr. Bumstead also noted that the publicly-traded senior living industry had benefited from Brookdale’s highly successful initial public offering and strong follow-on market performance, which they believed significantly enhanced the industry’s visibility, including the Company’s visibility, in the public capital markets. Mr. Sheriff and Mr. Bumstead also surmised that in the event Brookdale were to face unanticipated challenges or otherwise under-perform that the resulting negative effect on industry valuations, including the Company’s, would likely be significant.
      On January 13, 2006, Mr. Bumstead had several telephone conversations with Mr. Doniger about Brookdale’s interest in a potential transaction, and Fortress’ willingness and ability to ensure Brookdale’s ability to fund the cash consideration. Mr. Doniger indicated that Brookdale’s offer would be above $30 per share, but in order for Brookdale to make a more definite offer, Brookdale would need additional due diligence information from ARC. Following this discussion, Mr. Bumstead requested that Mr. Doniger discuss with Mr. Sheriff the information that Brookdale needed to formulate the price that Brookdale would be willing to offer to acquire the Company.
      On January 17, 2006, the Board held a special telephonic meeting to consider a matter unrelated to the transaction. However, during the meeting, the directors discussed the status of the discussions with Brookdale. The Board agreed that the matter should be explored further, and that Mr. Bumstead would lead any negotiations or discussions over the principal economic terms of any potential transaction, including the price for ARC’s stock.
      From January 25, 2006 to January 28, 2006, the Board held a planning retreat in Sarasota, Florida. At the retreat, Messrs. Bumstead and Sheriff updated the Board on the status of their conversations with

Mr. Doniger. The Board also discussed the possibility of a business combination with a privately-held senior living company (“Company X”), which had recently approached the Company and expressed an interest in engaging in discussions regarding a possible stock merger transaction. In connection with these discussions, the Board considered in detail the factors impacting the Company that Messrs. Bumstead and Sheriff discussed on January 11, 2006, together with certain other factors, including the possibility of an avian flu pandemic, rising energy prices and certain global economic factors. The Board also discussed with the Company’s legal counsel the Board’s duties in connection with the Board’s evaluation of an acquisition of the Company or a strategic business combination, together with the process associated therewith. In addition, Cohen & Steers made a presentation concerning the senior living industry generally, the Company’s position in the industry, the trends affecting the industry, and the outlook for the industry. Cohen & Steers also outlined and discussed with the Board a range of possible strategic alternatives for the Company to consider, including a continuation of its business plan on a stand-alone basis, the pursuit of a strategic merger, or acquisition or a sale to a third party. Following these discussions, the Board determined that discussions should continue on a preliminary, exploratory basis with both Brookdale and Company X. However, the Board also confirmed that the Company was not for sale, and that the Company would continue to execute its business plan on a stand-alone basis.
      Members of the Company’s management team met with affiliates of Company X at an all-day meeting in Nashville on February 16 at which time there was a preliminary exchange of information between the two companies. At the conclusion of the meeting, the parties agreed that in order to better understand each organization and the potential benefits of a transaction, it would be necessary for both parties to share additional due diligence information. Accordingly, following the meeting with Company X, the Company, with the assistance of Cohen & Steers, prepared detailed financial due diligence materials to facilitate further discussions with Brookdale and Company X.
      On February 28, 2006, Mr. Bumstead had a telephone conversation with Mr. Doniger in which Mr. Bumstead informed Mr. Doniger that Brookdale’s offer would need to be greater than $35.00 per share to be attractive to the Company.
      As a follow-up to the February 16, 2006 meeting and in response to information the Company received from Company X, the Company delivered to Company X a package containing extensive diligence materials on March 10, 2006. At approximately the same time, the Company also received additional due diligence information from Company X.
      On March 16, 2006, members of the Company’s management team and Mr. Bumstead met with Mr. Doniger and Akhil Sharma, Vice President of Fortress, to discuss the Company’s business segments and to review diligence materials provided at the meeting.
      On March 20, 2006, Mr. Doniger sent a letter to Mr. Sheriff stating that Brookdale’s offer would be in the range of $30 to $35 per share in cash and that Brookdale was prepared to consider offering ARC shareholders the ability to receive up to 50% of the merger consideration in shares of Brookdale common stock.
      On March 27, 2006, Mr. Sheriff met with Mr. Doniger and Wes Edens, Chairman of Brookdale and Chairman and Chief Executive Officer of Fortress, to discuss Brookdale’s vision for the combined company if a merger were to be consummated with Brookdale.
      On April 5 and April 6, 2006, members of the Company’s management team along with a representative of Cohen & Steers met with Mr. Doniger, Mr. Sharma, Mr. Edens, Mark Schulte, Chief Executive Officer of Brookdale, and Mark Ohlendorf, Co-President of Brookdale. Mr. Bumstead also attended the meeting on April 6, 2006. Members of ARC’s management gave detailed presentations regarding the Company’s business, its assets and its operations, and responded to questions and due diligence inquiries from the Brookdale and Fortress representatives.

      On April 11, 2006, Mr. Sheriff again met in the Sarasota, Florida area with Messrs. Doniger, Edens and Schulte to conduct site visits at certain communities of ARC and Brookdale.
      On April 13, 2006, Mr. Doniger advised Mr. Bumstead that Brookdale had substantially completed its financial investigation and analysis of the Company. Mr. Doniger advised Mr. Bumstead that in developing its valuation of the Company Brookdale had allocated significant value to the Company’s ancillary service business, its development expertise, and its corporate culture. Mr. Doniger advised Mr. Bumstead that Brookdale was prepared to offer $32 to $33 per share to acquire 100% of the Company’s outstanding stock in a cash merger. Brookdale’s obligations under such a merger agreement would not be subject to a financing contingency, and Fortress would provide financial assurances that Brookdale would have sufficient cash on hand to complete the proposed transaction. Mr. Doniger explained that Brookdale’s proposed pricing was predicated upon the opportunity to extend the Company’s ancillary service business and development programs across Brookdale’s platform and the retention of the Company’s management. Mr. Doniger also indicated that Brookdale’s strong desire to retain the Company’s management significantly reduced the potential for general and administrative cost-savings in the transaction and consequently limited Brookdale’s ability to meet the Company’s expectations regarding price. Mr. Doniger also indicated that the transaction would be conditioned upon the Company’s senior management team’s agreement to make significant personal investments in Brookdale representing 25 to 50% of the net, after-tax proceeds that they would receive as a result of the transaction. Mr. Doniger noted that the terms of the employment agreements and the rollover equity investment had not yet been determined or discussed in any detail with the Company’s senior management team. During the conversation, Mr. Doniger also inquired whether Mr. Bumstead would consider, at the appropriate time, given his long relationship with the Company, his knowledge of the industry and with the goal of furthering continuity among the ARC management team, joining Brookdale’s board of directors if the transaction were consummated. Mr. Bumstead deferred that discussion, believing that it was premature and should take place only after a price acceptable to the Company was established and a definitive merger agreement was signed, if at all.
      On April 14, 2006, Mr. Bumstead discussed Brookdale’s proposal with Mr. Sheriff, the Company’s legal advisors and representatives of Cohen & Steers in a series of telephone conferences. Following those discussions, Mr. Bumstead telephoned Mr. Doniger and advised him that the Board was prepared to consider a proposal valuing the Company within a range of $33 to $35 per share.
      On April 15, 2006, Mr. Doniger responded in a telephone call indicating that Brookdale would be prepared to pay $33 per share and would not increase its offer. He also advised Mr. Bumstead that Brookdale’s board of directors would consider the matter at a meeting to be held on April 17, 2006.
      Late on the afternoon of April 17, 2006, Mr. Doniger advised Mr. Bumstead that Brookdale’s board of directors had approved making the proposal to the Company on the terms discussed. Mr. Doniger confirmed that Brookdale’s financial analysis of the Company had been substantially completed, and that Brookdale’s proposal was only subject to confirmatory legal and accounting due diligence, negotiation of a customary merger agreement and negotiation of employment agreements with members of the Company’s senior management. Mr. Doniger advised that he believed that such confirmatory due diligence could be completed and definitive agreements executed during the week of May 8th, with a closing to be consummated as soon as applicable regulatory and shareholder approvals could be obtained.
      The Board, along with the Company’s senior management, legal counsel and representatives of Cohen & Steers, held a special meeting on the evening of April 17, 2006 at which the Board considered Brookdale’s proposal and the discussions with Company X. The Board first considered the status of the discussions between ARC and Company X, and the fact that those discussions continued to be very preliminary and were continuing only on a sporadic basis. In response to inquiries from the Board, the Company’s management team noted the possibility that Company X could also be evaluating other potential alternatives, and that there was a distinct possibility that Company X would ultimately elect to pursue an alternative course of action in lieu of a business combination with the Company. During the Board’s discussion of Company X, the Company’s management team also acknowledged that there would be a number of difficult valuation and integration issues to deal with relating to a stock merger with

Company X, and that there was a considerable risk that negotiations with Company X would not result in a valuation of the Company that would compare favorably to Brookdale’s $33 per share cash proposal.
      Mr. Bumstead then summarized for the Board the conversations and meetings he and members of management had with representatives of Brookdale and Fortress. Mr. Bumstead informed the Board that Brookdale was prepared to offer $33 per share to acquire 100% of the Company’s outstanding common stock in a cash merger. During the discussion, the Board discussed the possibility that a portion of the merger consideration take the form of Brookdale securities. The Board noted the additional complexities and the risks associated with a merger in which a portion of the consideration would be equity securities and noted, further, that there was no assurance that enough of ARC’s shareholders would elect to receive an amount of Brookdale common stock sufficient to ensure that some portion of the transaction could be effected on a tax-free basis. Mr. Bumstead advised the Board that Brookdale was firm on its $33 per share price, and had steadfastly refused to raise it further. He also advised the Board that the Company’s senior management team would be required to invest 25% to 50% of their respective after-tax proceeds from the transaction in Brookdale stock, and that they would be expected to enter into employment agreements with Brookdale. Mr. Bumstead noted that the terms of such reinvestments and the terms of such employment agreements had been discussed only generally, and remained subject to refinement and negotiation. Mr. Bumstead also noted that Brookdale would insist that the Company’s senior management team waive their respective rights under the Company’s Amended and Restated Executive Severance Plan under such employment agreements.
      Representatives of Cohen & Steers then provided a report concerning the proposed transaction, including an outline of Brookdale and Fortress’ plans to finance the transaction. The Board discussed with representatives of Cohen & Steers whether Cohen & Steers believed there were any other likely strategic or financial buyers for the Company’s common stock above $33 per share. Cohen & Steers stated that they did not believe that there was any industry participant that had the financial wherewithal to fund a cash acquisition at the valuation proposed by Brookdale and that any industry participant’s consideration of a cash transaction would likely be subject to a financing contingency. Cohen & Steers representatives also stated that the universe of potential private equity or other institutional investors that could effectively compete with Brookdale and Fortress was very limited in light of Fortress’ extensive investment position in the senior housing industry, the limited ability to raise significant additional debt at the Company and the significant potential for operating synergies in a transaction. As a result of these and other factors, the Board determined that it was unlikely that another potential acquiror would match or exceed Brookdale’s valuation and the terms of Brookdale’s offer in a cash transaction. The representatives of Cohen & Steers concurred with this assessment.
      The Board then discussed the various aspects of the process being followed, and considered the relative merits of conducting a controlled auction for the sale of the Company. After extensive discussion, the directors determined that such an auction would be likely to negatively affect Brookdale’s interest in the transaction, would diminish significantly the likelihood of reaching an agreement with Brookdale, would negatively affect the Company’s on-going business operations, and would not be likely to result in a higher valuation for the Company.
      Following a lengthy discussion of the proposed transaction with Brookdale, the directors directed the Company’s management team and Mr. Bumstead to continue to explore the transaction with Brookdale, complete the due diligence process and negotiate a merger agreement for consideration by the Board. In addition, with the advice of legal counsel and Cohen & Steers, the Board discussed the need to keep any deal protections in the merger agreement, including break-up or termination fees, to a minimum to the extent possible.
      On April 18, 2006, Mr. Bumstead telephoned Mr. Doniger and told him that the ARC Board would be willing to consider an offer of $33 per share and that the Board agreed that the Company should let Brookdale complete its confirmatory, legal and accounting due diligence.
      On April 24, 2006, ARC received a draft of a merger agreement from Brookdale. The terms of the merger agreement were negotiated over the next 19 days.

      On April 25, 2006, Brookdale and Fortress signed a confidentiality agreement with ARC, confirming their prior oral confidentiality agreement.
      On April 26, 2006, members of the Company’s management team along with representatives of Cohen & Steers met with representatives of Fortress and members of Brookdale management in connection with Brookdale’s due diligence efforts.
      On April 27, 2006, Mr. Bumstead met with Mr. Doniger to discuss the status of Brookdale’s financial investigation of the Company and Brookdale’s plans to integrate the Company’s ancillary services business. During the conversation on April 27, Mr. Doniger inquired again whether Mr. Bumstead would consider taking a seat on the Brookdale board of directors following consummation of the transaction. Mr. Bumstead again advised Mr. Doniger that he thought it appropriate that he defer consideration of a board seat until a merger agreement was finalized and executed, if at all.
      On April 28, 2006, Mr. Sheriff met in the Tampa, Florida area with Mr. Doniger, Mr. Schulte and certain Fortress investors to discuss the Company’s and Brookdale’s business and to visit certain communities of ARC.
      On May 2, 2006, the Board held a regularly scheduled board meeting. During the meeting, the Board, along with legal counsel and representatives of Cohen & Steers, discussed the status of the transaction proposed by Brookdale. The discussions included a review of the terms of the proposed merger agreement, the terms of the proposed employment agreements with the Company’s senior management team, the status of Brookdale’s due diligence investigation of the Company, the status of Fortress’ equity commitment with Brookdale, and the process surrounding the Board’s consideration of the transaction. During those discussions, representatives of Cohen & Steers confirmed that they did not believe that it was likely that there were other potential acquirers that could compete effectively with Brookdale and Fortress and that would place a higher valuation on the Company.
      The Board then met in closed executive session, without the presence of Mr. Sheriff or members of management. During the executive session, the non-management members of the Board discussed the proposed transaction at length, which discussions included a review of the proposed employment agreements with the Company’s senior management team. In addition, during the executive session the Board formalized Cohen & Steers’ engagement to provide investment banking services in connection with the Board’s consideration of the proposed transaction with Brookdale.
      The senior management team, Messrs. Sheriff, Richardson, Richard, Kaestner, Hicks and Money, received a draft of proposed employment agreements on May 2, 2006, which draft conformed to the standard form of Brookdale employment agreement for similarly situated executives. The non-financial terms of the employment agreements and the amount of personal reinvestment in Brookdale by the senior management team were negotiated over the next 10 days with the assistance of Cohen & Steers and special counsel to management.
      On May 2, 2006, Mr. Sheriff, along with representatives of Cohen & Steers, met in New York with representatives of Fortress to discuss preliminarily organizational and integration planning issues pertaining to the combined company post-merger. In addition, on May 3, 2006, Mr. Doniger and Mr. Sharma hosted a meeting with Mr. Sheriff and representatives of Cohen & Steers at Fortress’ office in New York to continue this discussion and to review a preliminary combined company financial model for ARC’s senior management to consider in conjunction with their decision to make their required personal reinvestment in the combined company.
      On May 11, 2006, Mr. Doniger telephoned Mr. Bumstead and told him that the Brookdale board had tentatively approved the acquisition of 100% of the outstanding common stock of the Company for $33 per share in cash, and had also approved the associated equity financing from Fortress, all subject to finalization of the merger agreement and the Company’s receipt of consents from certain of the Company’s third-party lessors.

      On May 11, 2006, the Board held a special meeting to consider Brookdale’s proposal and to review the terms of the merger agreement and the terms of the employment agreements with the Company’s senior management. The Company’s legal counsel led the Board through a detailed discussion of the principal provisions of the draft of the merger agreement, noting the material changes from the draft previously reviewed by the Board. Special attention was directed to the provisions of the merger agreement limiting the ability of the directors to pursue another offer to acquire the Company. The Company’s legal counsel emphasized that the Board would be able to accept a third-party offer that it considered to be a superior proposal from a financial point of view, but the Company would have to pay to Brookdale a termination fee of $45 million. The Company’s legal counsel noted that the termination fee approximated 3.7% of Brookdale’s total offer price, which was a customary level when compared to other transactions. The representatives of Cohen & Steers agreed with the Company’s counsel’s analysis of the amount of the termination fee, and provided supporting comparative data for termination fees in comparable transactions. Following the discussions with the Company’s legal counsel and Cohen & Steers, the Board determined that the amount of the termination fee would not unduly deter another interested party from making a superior proposal.
      The Board then reviewed the status of the consents from certain third-party landlords that the Company would be required to obtain as a precondition to the consummation of the merger. The Board was advised that these consents were expected to be granted before execution of the merger agreement.
      The Board then reviewed a detailed presentation from Cohen & Steers, including all of the analyses that would ultimately be included as part of its fairness opinion. The Cohen & Steers’ report was extensive, and provided an evaluation of the Company from a variety of perspectives, including a historical trading analysis, a comparable trading companies analysis, a comparable transactions analysis, a premiums paid analysis, a discounted cash flow analysis, and a going private analysis.
      The Board then met in closed executive session, without Mr. Sheriff or other members of management present. During the executive session, the Board reviewed the employment agreements of the Company’s senior management terms, noting that the form of the agreements were substantially identical to those of Brookdale’s existing executives, and provided for base salaries and targeted bonus levels that are substantially below the executives’ current levels. The Board also reviewed in detail the terms of the rollover investments that the Company’s management would be required to make by purchasing restricted stock in Brookdale, and the associated matching restricted stock grant that the executives would receive under their employment agreements. The Board noted that the reinvestment amount equaled up to 50% of the after-tax proceeds to be received by the executives in the transaction, including the shares of the Company’s stock owned by the executives pursuant to the Company’s equity incentive plans and those owned outright. The Board noted, however, that the Company’s executives, other than Mr. Sheriff, could limit the amount of their rollover reinvestments to $1,750,000 if they desired. The Board also noted that the Company’s senior executives would be required to relinquish all of their rights under the Company’s Amended and Restated Executive Severance Plan pursuant to the terms of their employment agreements, and that a substantial amount of the matching grants of Brookdale’s stock to be made to the Company’s senior executives would be subject to performance vesting requirements based upon Brookdale’s future performance. Following that review, the Board was advised that the members of the Company’s senior management team were prepared to enter into such employment agreements and to make such rollover investments. The Board also noted that the price of Brookdale’s proposal was finally determined before the terms of those employment agreements were negotiated. The Board then adjourned without taking any formal action.
      On the morning and afternoon of May 12, 2006, the Company obtained the consents from certain of its third-party lessors to consummate the proposed merger with Brookdale.
      On May 12, 2006, Mr. Doniger telephoned Mr. Bumstead and advised him that the Brookdale board of directors had met that morning and approved the forms of the merger agreement and the employment agreements. On the afternoon of May 12, 2006, the ARC Board met in a special meeting and reviewed the final terms of the merger agreement. The Company’s legal counsel highlighted the changes to the form of merger agreement resulting from final negotiations between the parties. Cohen & Steers then confirmed with the Board its analyses presented on May 11th and that there had been no meaningful changes to such analyses. Representatives of Cohen & Steers also expressed their oral opinion that the merger consideration to be received by the Company’s shareholders was fair to such shareholders from a financial point of view, which opinion was subsequently confirmed in writing.
      After extended discussions, the Board of Directors unanimously (1) determined that the merger is advisable and in the best interests of our shareholders, (2) approved the merger agreement, and (3) recommended that shareholders of ARC approve and adopt the merger agreement.
      Following the special meeting by the Board of Directors, the merger agreement was executed, and the Company and Brookdale issued a joint press release publicly announcing the proposed merger.
Recommendation of Our Board of Directors
      After careful consideration, at a meeting held on May 12, 2006, the board of directors of ARC unanimously:

•	determined that the merger is advisable and that the terms of the merger are fair to, and in the best interests of, ARC and its shareholders;

•	approved the merger agreement and the transactions contemplated thereby, including the merger; and

•	recommended that our shareholders vote to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.
      Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement at the special meeting.
Reasons for the Merger
      In reaching its decision to approve the merger agreement and to recommend that our shareholders adopt the merger agreement, our board of directors consulted with management, Cohen & Steers and ARC’s outside legal counsel. Our board of directors considered a number of factors, including, without limitation, the following factors in support of the merger:

1. the fact that the historical trading prices of ARC common stock have never exceeded the $33.00 per share merger consideration, that the merger consideration represented an approximate 33% premium over the closing price of our common stock on the last trading day before the public announcement of the merger, and an approximate 329% and 62% premium, respectively, over the average closing price of our common stock of $7.69 for the last five years and $20.34 for the most recent year;

2. the fact that the merger consideration is all cash, which provides certainty of value to holders of our common stock compared to a transaction in which shareholders would receive stock or other securities and the fact that for a transaction to be tax-free to our shareholders, our shareholders would have had to accept at least 40% of the merger consideration in stock;

3. the fact that, as a result of Fortress’ commitment, Brookdale has the financial capability to consummate the merger expeditiously;

4. the potential shareholder value that could be expected to be generated from the other strategic options available to us, including (a) remaining independent and continuing to implement our operating and growth strategy and (b) pursuing other strategic alternatives, as well as the risks and uncertainties associated with those alternatives;

5. the fact that valuation multiples in the publicly-traded senior housing industry are at historical highs;

6. the financial presentation provided by Cohen & Steers on May 12, 2006, and the written opinion of Cohen & Steers delivered on May 12, 2006, to our board of directors to the effect that, as of such date and based on and subject to the matters set forth in that opinion, the $33.00 per share in cash to be received by holders of our common stock under the merger agreement is fair from a financial point of view to those holders;

7. discussions by our management that competition for potential acquisitions has become much greater and that the prices required to be paid for acquisitions has increased substantially;

8. discussions by our management regarding the business strategy, strategic options and prospects of ARC (as well as the risks involved in achieving these prospects), the nature of the industry in which we compete, and current industry, economic and market conditions, both on an historical and on a prospective basis, including a slowdown in the U.S. housing market, increasing interest rates, the possibility of outbreaks of epidemics or pandemics and increasing energy prices; and

9. the terms of the merger agreement, as reviewed by our board of directors with our outside counsel, including:

•	the absence of a financing condition or other unusual conditions to the merger; and

•	our ability to terminate the merger agreement and enter into an agreement relating to a superior proposal under certain circumstances as more fully described under “The Merger Agreement — No Solicitations of Other Offers” and the board’s belief that provisions of the merger agreement requiring the payment by ARC of a termination fee of $45 million in the event of such termination would not unreasonably discourage third parties from making a superior proposal.
      In its deliberations, our board of directors also recognized the following factors that did not support the merger:

1. the fact that the merger agreement prohibited us from soliciting other proposals and obligated us to pay to Brookdale a $45 million termination fee if we terminate the merger agreement to accept a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to our shareholders;

2. the fact that ARC will no longer exist as an independent company and our shareholders will no longer participate in the growth of ARC or the pursuit of our stand-alone business plan;

3. the fact that ARC did not contact a substantial number of other potential bidders or conduct an auction process; and

4. the fact that gains from an all-cash transaction would be taxable to our U.S. shareholders for U.S. federal income tax purposes.
      During its consideration of the transaction with Brookdale described above, our board of directors was also aware that some of our directors and executive officers may have interests in the merger that are different than or in addition to those of our shareholders generally, described under “The Merger — Interests of Directors and Executive Officers in the Merger,” some of which different interests result from the terms of the agreements of such executive officers of ARC with Brookdale relating to the equity, compensation and other employment arrangements of such executive officers following the merger. Such agreements resulted from the requirement of Brookdale that the merger be conditioned on the effectuation of certain such agreements.
      This discussion of the information and factors considered and given weight by our board of directors is not intended to be exhaustive, but is believed to address the material information and factors considered by our board of directors. In view of the number and variety of these factors, our board of directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific factors and analyses considered in reaching its determination. The determination to approve the merger agreement and the transactions contemplated thereby, including the merger, was made after consideration of all of the factors and analyses as a whole. In addition, individual members of our board of directors may have given different weights to different factors.
Opinion of ARC’s Financial Advisor
      Cohen & Steers Capital Advisors, LLC acted as financial advisor to ARC in connection with the merger. Pursuant to its engagement, Cohen & Steers was requested by the ARC board of directors to deliver its opinion to the board of directors as to whether the merger consideration is fair, from a financial point of view, to the holders of ARC’s common stock. Except as expressly set forth below, no limitation was imposed by the Company or its board of directors on the nature or scope of, or methodologies and procedures used in, Cohen & Steers’ financial analysis.
      Cohen & Steers is an investment banking firm regularly engaged in the valuation of businesses and their securities in connection with:

•	mergers, acquisitions, and leveraged buyouts;

•	public offerings and private placements of securities;

•	recapitalizations and restructurings; and

•	valuations for corporate and other purposes.
      The extensive experience of Cohen & Steers’ investment bankers in providing corporate finance and financial advisory services to companies in the senior housing and assisted living industry, including the Company, was a significant factor in the decision of our board of directors to select Cohen & Steers to be its financial advisor in connection with the merger and subsequently to engage Cohen & Steers to provide a fairness opinion.
      On May 12, 2006 at a meeting of our board of directors, Cohen & Steers presented certain financial analyses as further described below and rendered its oral opinion, which it subsequently confirmed in writing, to our board of directors to the effect that, based upon and subject to the various considerations described in its opinion, the $33.00 per share cash consideration to be received by the shareholders of the Company was fair, from a financial point of view, to such holders.
      The full text of Cohen & Steers’ written opinion, dated May 12, 2006, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Cohen & Steers in rendering its opinion, is attached as Annex B to this document and is incorporated into this summary by reference. Cohen & Steers’ opinion is directed only to the fairness, as of the date of its opinion and from a financial point of view, of the cash consideration to be received by shareholders of the Company’s common stock and does not constitute a recommendation to shareholders as to how shareholders should vote with respect to the merger agreement and the merger. The summary of Cohen & Steers’ opinion, set forth below, is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully in its entirety.
      In connection with its opinion, Cohen & Steers reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

(i) Reviewed certain publicly-available financial statements and other publicly available business and financial information relating to the Company;

(ii) Reviewed certain due diligence information, including historical and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and prospects of the Company, as prepared by management of the Company;

(iii) Reviewed certain historical unaudited property level operating statements of the Company, as prepared by the Company;

(iv) Reviewed a draft of the merger agreement distributed on May 11, 2006, provided to Cohen & Steers by management of the Company;

(v) Conducted discussions with the management of the Company concerning the matters described in its opinion, as well as the business and prospects of the Company;

(vi) Reviewed terms of certain joint ventures, management contracts and other agreements of the Company that Cohen & Steers deemed relevant to its analysis;

(vii) Reviewed the financial terms, to the extent available, of certain unrelated acquisition transactions that Cohen & Steers deemed relevant to its analysis;

(viii) Reviewed financial and stock market data for publicly-traded companies that Cohen & Steers deemed relevant to its analysis;

(ix) Performed various financial analyses as Cohen & Steers deemed appropriate, using generally accepted analytical valuation methodologies; and

(x) Performed such other analyses and considered such other factors as Cohen & Steers deemed appropriate.
      Cohen & Steers assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available, furnished to, or otherwise made available to or discussed with Cohen & Steers including, without limitation, the items listed above as reviewed by Cohen & Steers, financial statements and financial projections, as provided by the management and/or representatives of the Company. With respect to financial information, financial projections and other information provided to or otherwise discussed with Cohen & Steers, Cohen & Steers assumed and was advised by the management of the Company that such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of the Company as to the historical and expected future financial performance of the Company.
      Cohen & Steers did not independently verify the accuracy or completeness of any of such information, nor did it express any opinion with respect thereto. Cohen & Steers relied upon the assurances of the management of the Company that they were aware of any information or facts that would make the information provided or otherwise made available to Cohen & Steers materially inaccurate or misleading with regard to the Company. Cohen & Steers did not independently verify such information, perform any audit of assets or liabilities, any physical inspection of any properties, did not attempt to assess or value any of the intangible assets of the Company (including goodwill) and made no appraisal of assets or liabilities, contingent or otherwise, including contractual rights or obligations, of the Company, and was not furnished with any such appraisals.
      Cohen & Steers made numerous assumptions with respect to the healthcare and real estate industries and general business and economic conditions that are beyond the control of those managing and operating the Company. While Cohen & Steers believes these assumptions to be reasonable, the analyses performed by Cohen & Steers are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.
      Although Cohen & Steers discussed, at the Company’s and the board of directors’ request, strategic financial alternatives, it expressed no opinion or recommendation with respect to the desirability of pursuing any such alternatives. Further, Cohen & Steers was not engaged to, and did not, assess or consider the tax, legal and accounting implications of the merger to the Company or any shareholder of the Company.
      Cohen & Steers’ opinion is necessarily based on economic, market, financial and other conditions and circumstances as in effect on, and the information made available to it, as of the date of its opinion. It should be understood that subsequent developments may affect Cohen & Steers’ opinion, and Cohen & Steers does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaimed any responsibility to do so.

      Cohen & Steers’ opinion does not constitute a recommendation as to any action any shareholder of the Company should take in connection with the merger agreement, the merger or any aspect thereof, including whether to vote in favor of the merger or to purchase, sell or hold the Company’s common stock or take or refrain from taking any other action, and should not be relied upon as such.
      The following is a summary of certain financial analyses performed by Cohen & Steers in arriving at its opinion and was provided by Cohen & Steers for inclusion herein. In support of several of its analyses, Cohen & Steers used financial projections that were prepared by management. Cohen & Steers assumed that the Company financial projections were reasonably prepared on a basis reflecting the best current estimates and good faith judgments of management as to the Company’s anticipated future financial condition and operating results.
      Comparable Companies Analysis. Cohen & Steers compared select financial and operating data of the Company to the corresponding data of certain publicly-traded companies having business and other characteristics that it deemed to be reasonably comparable to the Company on such basis. In determining the universe of comparable companies, Cohen & Steers considered a variety of factors, including, but not limited to, market capitalization, business focus, revenues, cash flow and resident capacity. Cohen & Steers selected five companies, including:

•	Brookdale Senior Living, Inc.

•	Capital Senior Living Corporation

•	Emeritus Corporation

•	Five Star Quality Care, Inc.

•	Sunrise Senior Living, Inc.
      Using publicly available information and analyst estimates, Cohen & Steers analyzed certain trading multiples of the comparable companies including multiples based on:

(i) the ratio of adjusted enterprise value to owned and leased bed capacity as of March 31, 2006,

(ii) the ratio of adjusted enterprise value to revenues, and earnings before interest, taxes, depreciation, amortization and rent expense (“EBITDAR”), the ratio of enterprise value to earnings before interest, taxes, depreciation and amortization (“EBITDA”), and the ratio of market value of equity to cash earnings and net income, each such ratio based on actual reported results for the latest quarter ended March 31, 2006 annualized, and

(iii) net income for each of the projected calendar years 2006 and 2007 based on analyst estimates and Company financial projections.
      Cohen & Steers defined cash earnings as net income excluding (i) non-operating income or loss, depreciation and amortization, gain or loss on extinguishment of debt, gain or loss on sale of properties, straight-line lease expense or income, amortization of deferred gains, amortization of deferred entrance fees and non-cash compensation expense, and including (ii) entrance fee receipts net of refunds paid, capitalized lease expense, and recurring capital expenditures. Cohen & Steers defined adjusted enterprise value as enterprise value plus the value of operating and capital leases using original lease bases, if available, or a multiple of ten times annualized lease expense. To calculate the implied equity values, Cohen & Steers, where it deemed appropriate, subtracted outstanding debt and lease obligations, net of cash and cash equivalents.

      The following table sets forth the implied high, mean, median and low values per share of the Company common stock based upon the comparable companies analysis:

Implied
Valuation
per Share

High	$44.27
Mean	27.70
Median	26.70
Low	18.82
Merger Consideration	$33.00
      Comparable Transactions Analysis. Cohen & Steers considered the terms, to the extent publicly available, of select cash transactions in the assisted and senior living industries, including announced and completed transactions that it deemed reasonably comparable to the merger and compared the consideration being paid pursuant to the merger with the consideration involved in such comparable transactions. Cohen & Steers selected nine comparable transactions as follows:

•	Fortress Investment Group/ Alterra Healthcare Corp. — December 2003

•	Senior Housing Properties Trust/ Crestline Capital Corp. — January 2002

•	CNL Retirement Properties, Inc./ Horizon Bay Senior Communities — February 2004

•	Sunrise Senior Living, Inc./ The Fountains — July 2005

•	Lazard Freres/ ARV Assisted Living — April 2003

•	Extendicare Health Services, Inc./ Assisted Living Concepts, Inc. — January 2005

•	Fortress Investment Group/ Renaissance Senior Living — June 2005

•	Health Care Property Investors, Inc./ Aegis Assisted Living — July 2005

•	Five Star Quality Care, Inc./ LTA Holdings, Inc. — November 2004
      In determining the universe of comparable transactions, Cohen & Steers considered a variety of factors, including, but not limited to, the transaction values and the nature of the business of the target involved. Using publicly available information and analyst estimates, Cohen & Steers analyzed certain valuation multiples of the comparable transactions including multiples based on (i) the ratio of adjusted enterprise value to owned and leased bed capacity, revenues, and EBITDAR and the ratio of enterprise value to EBITDA, based upon the latest available reporting period for such comparable transactions. The following table sets forth the implied high, mean, median and low values per share of the Company common stock based upon the comparable transactions analysis:

Implied
Valuation
per Share

High	$49.26
Mean	21.80
Median	15.07
Low	9.58
Merger Consideration	$33.00
      Trading Analysis. Cohen & Steers reviewed the history of the trading prices and trading volume of the Company’s common stock since its initial public offering on May 30, 1997 and the relative trading price of the Company’s common stock over the prior twelve months, six months, three months and one month periods ended on May 5, 2006, respectively, in relation to the market values of (i) the Standard & Poor’s 500 Index (the “S&P 500”), (ii) the Dow Jones Industrial Average Index (the “DJIA”) and

(iii) an index of assisted living companies (the “Assisted Living Index”) consisting of the following companies: American Retirement Corporation, Brookdale Senior Living, Inc., Capital Senior Living Corporation, Emeritus Corporation, Five Star Quality Care, Inc. and Sunrise Senior Living, Inc.
      Such review indicated that for the twelve months and six months ended May 5, 2006, the Company’s common stock significantly outperformed the S&P 500 and the DJIA and performed in line with the Assisted Living Index. Cohen & Steers observed that the high trading price since May 30, 1997 was $28.20 per share. Cohen & Steers analyzed the historical closing prices per share of the Company’s common stock during the last five years and most recent year and noted that the mean prices of the common stock was $7.63 for the last five years and $20.67 for the most recent year.
      Premiums Paid Analysis. Cohen & Steers compared the premiums paid in excess of the trading share price of the Company’s common stock over the one day, one week, one month and two months periods prior to announcement of the merger on May 12, 2006 to the premiums paid in 69 cash transactions of similar sizes for all industries, ranging from $500.0 million to $2.0 billion in equity values since January 1, 2004.
      The following table sets forth the implied high, mean, median and low values per share of the Company common stock based upon the premiums paid analysis:

	1 Day	1 Week	1 Month	2 Months

High	$47.04	$46.13	$45.53	$54.42
Mean	31.07	31.55	32.42	33.23
Median	30.87	31.34	31.13	32.31
Low	25.59	25.60	24.90	23.69
Merger Consideration		$33.00
      Discounted Cash Flow Analysis. Cohen & Steers performed a discounted cash flow analysis of the projected free cash flows before debt financing costs of the Company for the projected calendar years 2006 through 2010 based on the Company financial projections.
      The Company financial projections were analyzed based on three operating business segments including: (i) our existing portfolio excluding ancillary services (“Existing Portfolio”); (ii) our development and acquisition pipeline excluding ancillary services (“Development and Acquisition Pipeline”); and (iii) our ancillary services (“Ancillary Services”). This analysis was performed using two scenarios based on the Company financial projections, including a base case scenario and a growth case scenario provided by the Company. The base case scenario projects the Company’s existing portfolio and ancillary services and assumes the completion of certain identified acquisitions and developments. The growth case scenario reflects a combination of the base case scenario plus the completion of certain unidentified acquisitions and developments.
      Cohen & Steers used the following ranges of discount rates and terminal value multiples and applied it to each operating segment of the Company:

	Discount Rates	Terminal Multiples

Existing Portfolio	11 – 15%	9.0x – 14.0x
Development and Acquisition Pipeline	12 – 16%	9.0x – 14.0x
Ancillary Services	15 – 19%	4.0x – 6.0x

      Cohen & Steers applied the terminal value multiples to the projected calendar year 2010 EBITDA as further adjusted for the total cash payment of operating and capital lease expense (“Adjusted EBITDA”) for each operating business segment. Cohen & Steers then discounted the sum of the terminal values and the net free cash flow before debt financing costs for each of the operating segments using the discount rates shown in the table above. Net free cash flows also reflect certain required uses of capital during such period including, but not limited to, maintenance and development capital expenditures, net cash flow from entrance fees, cash flow from unconsolidated joint ventures and contributions to unconsolidated joint ventures. The discount rates reflect Cohen & Steers’ estimate of the weighted average cost of capital for each of the operating business segments. The following table sets forth the implied high, mean, median and low values per share of the Company common stock based upon the discounted cash flow analysis for both the base case scenario and the growth case scenario:

	Implied Valuation per
	Share

	Base Case	Growth Case

High	$34.79	$45.75
Mean	26.85	31.41
Median	26.79	31.32
Low	19.88	18.92
Merger Consideration	$33.00
      Going Private Analysis. Cohen & Steers calculated the range of hypothetical purchase prices potentially attainable in a going private transaction involving a third party financial sponsor. This analysis was performed using the base case scenario and the growth case scenario. Cohen & Steers calculated terminal equity values of the Company based on calendar year 2010 Adjusted EBITDA by applying a range of exit multiples to each of its operating business segments. The exit multiples used in this analysis ranged from 9.0x to 14.0x and were applied to the Company’s Existing Portfolio and Development and Acquisition Pipeline and exit multiples of 4.0x to 6.0x were applied to the Ancillary Services. Cohen & Steers then calculated current implied values per share of the Company common stock by discounting the exit terminal values and annual net free cash flows using a range of financial sponsor required annual returns of 20.0% to 40.0%.
      The following table sets forth the implied high, mean, median and low values per share of the Company common stock based upon the going private analysis for both the base case scenario and the growth case scenario:

	Implied Valuation per
	Share

	Base Case	Growth Case

High	$31.95	$40.09
Mean	23.55	25.43
Median	23.00	24.73
Low	17.66	15.56
Merger Consideration	$33.00
      Conclusion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Cohen & Steers considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it.
      Subject to the matters set forth in its opinion, the judgments made by Cohen & Steers as to its analyses and the factors considered by it caused Cohen & Steers to be of the opinion, that, as of the date of its opinion, the $33.00 per share to be paid in cash in the merger is fair, from a financial point of view, to the holders of the Company’s common stock. Cohen & Steers’ analyses must be considered as a whole and considering any portion of such analyses or of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Cohen & Steers’ opinion.
      Any estimates contained in Cohen & Steers’ analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those contained in such analyses. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.
      Cohen & Steers has in the past provided, and may provide in the future, financial advisory and financing services to the Company, Brookdale and Fortress, as well as Nationwide Health Properties, Inc. (“NHP”) and Health Care Property Investors, Inc. (“HCP” together with NHP, the “Company Landlords”). Cohen & Steers is currently serving as financial advisor to HCP in connection with its acquisition of CNL Retirement Properties, Inc., a landlord to the Company. For such services, Cohen & Steers received and expects to receive customary fees, indemnification and expense reimbursement. In addition, Cohen & Steers’ affiliate, Cohen & Steers Capital Management, Inc. (“CSCM”), is an investment advisor to certain entities that own or may own shares of the common stock or other securities of the Company and Brookdale, as well as of the Company Landlords. In the ordinary course of business, CSCM may engage in trading of equity securities issued by the Company, Brookdale or the Company Landlords for its own account and/or for the accounts of others. Accordingly, CSCM may at any time or from time to time hold a position in such securities. In addition, Mr. Peter L. Rhein, a director of HCP, is a director of Cohen & Steers, Inc., the parent company of CSCM.
      In the past two years, Cohen & Steers has provided financial advisory services to ARC in connection with our acquisition of Epoch SL VI, Inc. in November 2005, and the sale of ARC common stock to the public in January 2005, for which services ARC has paid Cohen & Steers a total of approximately $1,635,000.
      Under the terms of an engagement letter, dated April 18, 2006, ARC paid Cohen & Steers $500,000 upon delivery of its fairness opinion and has agreed to pay Cohen & Steers, at the consummation of the merger, a success fee for its financial advisory services to ARC equal to 0.725% of the value of the total merger consideration, reduced by the $500,000 previously paid. We estimate the amount of the success fee to be approximately $8.3 million. ARC has also agreed to reimburse Cohen & Steers for its reasonable out of pocket expenses incurred in connection with the engagement, including attorneys’ fees, not to exceed $50,000 without ARC’s prior consent, and to indemnify Cohen & Steers and its respective related parties from and against certain liabilities, including liabilities under the federal securities laws.
Antitrust Approvals
      Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until we and Brookdale file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. ARC and Brookdale filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice on May 26, 2006. At any time before or after completion of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of ARC or Brookdale. At any time before or after the completion of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of ARC or Brookdale. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

      While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, we and Brookdale believe that the merger can be effected in compliance with federal and state antitrust laws. Under the terms of the merger agreement, however, Brookdale is not required to consummate the merger if there is any pending or threatened governmental action seeking to (i) prohibit or limit the operation or ownership by ARC or Brookdale of any portion of its business or assets, (ii) compel ARC or Brookline to divest or hold separate any portion of its business or assets or (iii) impose any obligations on ARC or Brookdale to maintain facilities, operations, places of business, employment levels, products or businesses. We cannot assure you that the merger agreement would not be terminated if ARC or Brookdale were required to comply with any of the foregoing. See “The Merger Agreement — Efforts to Complete the Merger.”
Licensing Approvals
      Brookdale must receive approval from various state healthcare regulatory agencies in several states in order to maintain healthcare licenses for certain ARC facilities after the closing of the merger. Prior to closing, we anticipate that Brookdale will receive customary assurances that Brookdale’s license applications in these states will be approved following closing. If Brookdale is not able to receive such customary assurances prior to closing then Brookdale is not required to consummate the merger, unless (i) Brookdale is not able to receive such assurances solely as a result of its negative operating history or qualifications or solely as a result of the negative background of any of its directors or officers or (ii) the failure to obtain such approval would not individually or in the aggregate result, or be reasonably likely to result, in a material adverse effect on Brookdale.
Financing of the Merger
      Brookdale has informed us that it estimates that approximately $1.3 billion will be required to complete the purchase of shares of our common stock in the merger and pay its related fees and expenses. Brookdale has delivered to us a copy of an investment agreement, dated May 12, 2006, between Brookdale and RIC Coinvestment Fund LP pursuant to which RIC Coinvestment Fund LP has committed to provide equity financing in the amount of $1.3 billion. The merger is not conditioned on any financing arrangements.
Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders
      The following is a summary of United States federal income tax consequences of the merger to U.S. shareholders whose shares of our common stock are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our shareholders. The discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to shareholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (such as insurance companies, banks, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion also does not address the tax consequences to any shareholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.
      The exchange of cash for shares of our common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between $33.00 and the shareholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.
      Backup withholding will apply to all cash payments to which a shareholder is entitled under the merger agreement, unless the shareholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other shareholders), certifies that such number is correct, and otherwise complies with the backup withholding tax rules. Each of our shareholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a shareholder ’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.
      The United States federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger, including shareholders subject to special rules (such as foreign persons, employees, insurance companies, etc.), as well as the application of state, local and foreign tax laws.
Interests of Directors and Executive Officers in the Merger
      Members of our board of directors and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of our shareholders generally. The members of our board of directors were aware of these interests and considered them at the time they approved the merger agreement. You should keep this in mind when considering the recommendation of our board of directors for the proposal to adopt the merger agreement.
      Brookdale has entered into employment agreements with certain of our executive officers which will become effective upon closing of the merger. In exchange for entering into the employment agreements, these executives have agreed to waive any rights they had under any ARC compensation plan (other than the Company’s Supplemental Executive Retirement Plan or Deferred Compensation Plan) by virtue of the merger, including foregoing any payments they would be entitled to receive under the Company’s Amended and Restated Executive Severance Plan. The employment agreements provide for employment of the executive by Brookdale for an initial term of approximately three years with two automatic renewals of one year each unless either party gives the other 90 days written notice prior to the end of a term of its intent not to extend the term. In the event that Brookdale does not extend the term of the agreement so that the term of employment would end before December 31, 2011, the executive will be entitled to compensation as if the executive’s employment had terminated for Good Reason (as defined in the employment agreement). The employment agreements provide for the respective base salary stated below and annual bonus (upon the achievement of certain performance standards) in an amount to be determined by Brookdale’s board of directors, payable 50% in cash and 50% in Brookdale common stock with respect to the first fiscal year following the merger, and a combination of cash and Brookdale common stock as determined by such board thereafter. The executives will also be entitled to the usual benefits offered to employees at the executive’s level including sick time, participation in Brookdale’s medical, dental and insurance programs and its 401(k) plan. Brookdale has also agreed to provide the executive with life insurance benefits equal to one-and-one-half times the executive’s annual base salary as in effect immediately prior to the date of the merger agreement (not to exceed $550,000) and vacation or paid time off of four weeks per year. The base salary and target bonus for 2007 for the executives are as follows:

Executive	Base Salary	2007 Target Bonus

W.E. Sheriff	$200,000	$200,000
Gregory B. Richard	$200,000	$150,000
George T. Hicks	$175,000	$150,000
Bryan D. Richardson	$175,000	$150,000
H. Todd Kaestner	$175,000	$150,000
James T. Money	$175,000	$125,000
      As a condition to the merger, Brookdale has also required that each executive invest an amount specified in the executive’s employment agreement (and stated in the table below) in Brookdale common stock at a price of $38.07 per share, which shares must generally be held by the executive for at least 18 months following purchase. In return, the executives will each be granted a number of restricted shares of Brookdale common stock equal to the number of shares of Brookdale common stock purchased by the executive. Depending on the executive, 70% or 80% of such shares will vest upon the attainment of performance goals and 30% or 20% will vest based on the executive’s continued employment with Brookdale.
      With respect to shares which vest based on the executive’s continued employment with Brookdale, one-third of the shares of restricted stock will vest on each of December 31, 2007, December 31, 2008 and December 31, 2009; provided, that upon the occurrence of a Change in Control (as defined in the employment agreement) all such shares that are not vested will immediately vest. The executive will be entitled to receive all dividends declared and paid on Brookdale common stock. If the executive’s employment is terminated by Brookdale without Cause (as defined in the employment agreement) or by the executive for Good Reason prior to December 31, 2007, one- third of the shares of restricted stock which normally vest upon continued employment will vest and the remainder will be forfeited. If the executive’s employment is terminated by Brookdale without Cause or by the executive for Good Reason after December 31, 2007 but before December 31, 2008, one-half of the remaining shares subject to the grant which normally vest upon continued employment will vest and the remainder will be forfeited. If the executive’s employment is terminated by Brookdale without Cause or by the executive for Good Reason after December 31, 2008 but before December 31, 2009, all the shares remaining subject to the grant which normally vest upon continued employment will vest. If the executive’s employment terminates for any other reason, all such unvested shares will be forfeited at termination.
      With respect to shares which vest upon attainment of performance goals, the first vesting date will be December 31, 2008. Up to 50% of such shares may vest on that date, depending on the degree to which the performance goal has been met. Any of such shares which do not vest on the first vesting date will remain subject to the grant until the second vesting date, December 31, 2009. Up to 100% of the shares still subject to the performance-vesting conditions of the grant (including shares which failed to vest at the first vesting date) may vest on the second vesting date, depending on the degree to which the performance goal has been met. Any of such shares which do not vest on the second vesting date will be forfeited. If the executive’s employment is terminated by Brookdale without Cause or by the executive with Good Reason (as defined in the employment agreement) at any time prior to the second vesting date, the shares subject to the performance-vesting conditions of the grant at the time of such termination will remain subject to the grant until the vesting date which immediately follows such termination. Upon that vesting date the same number of shares will vest as would have vested if the executive had remained employed by Brookdale on that vesting date. If the executive’s employment terminates for any other reason while shares remain subject to the performance-vesting conditions of the grant, all such shares will be forfeited at such termination.

      All restricted shares which vest will be subject to Brookdale’s general policies regarding the sale of Brookdale common stock by executives in effect from time to time. The amounts required to be invested by the executives in Brookdale common stock are as follows:

		Number of
		Shares of
	Amount Required	Restricted Stock	Performance	Time Vesting
Executive	to Invest	to be Granted	Vesting Percentage	Percentage

W.E. Sheriff	$9,508,073	249,752	80%	20%
Gregory B. Richard	$1,116,878	29,337	70%	30%
George T. Hicks	$1,982,460	52,074	70%	30%
Bryan D. Richardson	$1,751,898	46,017	70%	30%
H. Todd Kaestner	$2,000,000	52,534	70%	30%
James T. Money	$1,750,000	45,967	70%	30%
      If the executive’s employment is terminated by Brookdale for Cause, the executive is entitled to his accrued and unpaid base salary and vacation pay. In the event that the executive’s employment is terminated by Brookdale without Cause or by the executive for Good Reason prior to the end of the term and not within 12 months following a Change of Control, the executive is entitled to his accrued and unpaid base salary and vacation pay, six months of base salary, and continuation of the executive’s coverage under Brookdale’s medical plan until the earlier of (i) the date the executive becomes eligible for the medical benefits program of a new employer or (ii) the six-month anniversary of the date of termination. In the event that the executive’s employment is terminated without Cause or for Good Reason within 12 months following a Change of Control, the executive is entitled to his accrued and unpaid base salary and vacation pay, 12 months of base salary, and continuation of the executive’s coverage under Brookdale’s medical plan until the earlier of (i) the date the executive becomes eligible for the medical benefits program of a new employer or (ii) the twelve-month anniversary of the date of termination. In the event that the executive’s employment is terminated due to death or disability prior to the end of the term of the employment agreement, the executive or his estate is entitled to accrued and unpaid base salary and vacation pay, base salary for a period of 12 months and, in the case of termination due to disability, continuation, at Brookdale’s expense, of the executive’s coverage in any group health plan, life insurance, long term disability and other employee benefit plans to the extent permitted by those plans for a period of 12 months.
      Stock Options and Restricted Stock. Our directors and executive officers, as well as a large number of our employees, hold options to purchase shares of our common stock that vest automatically upon the merger. Under the terms of the merger agreement, all stock options shall automatically be canceled upon the effective time of the merger and be converted into the right to receive a lump sum cash payment equal to the product of (1) the excess, if any, of (A) $33.00 over (B) the per share exercise price of such stock option and (2) the number of shares of common stock for which such option has not been previously exercised. Upon shareholder approval of the merger agreement, all restrictions on outstanding shares of restricted stock will lapse. In addition, in lieu of our customary grant of stock options to our non-employee directors at the 2006 annual meeting of shareholders, the Company will pay each non-employee director

$2,500 in cash in connection with their service as a director. The incremental value of the outstanding options and shares of restricted common stock for each of our directors and executive officers is as follows:

	Value of	Value of Restricted
Director or Executive Officer	Outstanding Options	Common Stock

W.E. Sheriff	$7,512,375	$2,530,000
Gregory B. Richard	$1,282,555	$946,000
H. Todd Kaestner	$3,017,538	$880,000
George T. Hicks	$2,455,538	$880,000
Bryan D. Richardson	$3,851,300	$946,000
James T. Money	$2,455,538	$880,000
Ross C. Roadman	$2,242,500	$814,000
Terry L. Frisby	$872,860	$814,000
Jack Leebron	$186,000	$814,000
E. Carl Johnson	$0	$198,000
Frank M. Bumstead	$660,450	$0
Donald D. Davis	$140,700	$0
John C. McCauley	$140,700	$0
John A. Morris, Jr., M.D.(1)	$660,450	$0
Daniel K. O’Connell	$660,450	$0
J. Edward Pearson	$140,700	$0
James R. Seward	$0	$0
Nadine C. Smith	$660,450	$0
Lawrence J. Stuesser	$660,720	$0

(1)	Effective as of our 2006 annual meeting of shareholders held on May 17, 2006, Dr. Morris resigned as a member of our board of directors.
      Amended and Restated Executive Severance Plan. We previously adopted a severance plan that, among other things, provides that those members of the Company’s senior management holding the titles of Chairman of the Board, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Executive Vice President, Senior Vice President or Vice President will be entitled to severance benefits if they are terminated within 18 months following a Change in Control (as defined in the severance plan) of the Company, but only if such termination is (a) by the Company without Good Cause, or (b) by the officer for Good Reason (as such capitalized terms are defined in the severance plan). The consummation of the merger would constitute a Change in Control under the severance plan. Pursuant to an agreement between Brookdale and each of Messrs. Sheriff, Hicks, Richardson, Richard, Kaestner and Money, each of Messrs. Sheriff, Hicks, Richardson, Richard, Kaestner and Money has agreed to forego any payments they would otherwise be entitled to under the severance plan.
      For those eligible executive officers who do not reinvest a portion of their after-tax proceeds in Brookdale common stock, receive a grant of restricted common stock of Brookdale and agree to forego any payments under the severance plan, the severance benefits that would be payable upon termination following the merger would be calculated as follows:

•	if, immediately prior to the merger, the eligible officer held the title of Senior Vice President, he or she would be entitled to an amount equal to the sum of (x) the eligible officer’s annual base salary (as in effect for the calendar year during which the Change in Control occurs) and (y) seventy-five percent (75%) of the maximum bonus which the compensation committee determined such officer could have earned (regardless of the amount actually earned) for the year in which the merger occurred (such amount, a “Bonus Amount”); or

•	if, immediately prior to the merger, the eligible officer held the title of Vice President, he or she would be entitled to an amount equal to one-half the sum of (x) the eligible officer’s annual base salary (as in effect for the calendar year during which the Change in Control occurs) and (y) the officer’s Bonus Amount.
      Subject to compliance with Section 409A of the Internal Revenue Code, as amended (“Code”), the severance benefits described above are payable on a bi-monthly basis over a period of years equal to the multiplier set forth above for such officer.
      In addition to the severance payments described above, each eligible officer would also be entitled to receive the following payments, if applicable: (i) the amount of all legal fees and expenses incurred by the eligible officer in successfully seeking to enforce any right or benefit provided by the severance plan; (ii) an amount sufficient to reimburse the officer for the premium paid by such officer for continued coverage for the officer (and covered dependents) under the Company’s healthcare plan for up to 18 months, pursuant to COBRA (subject to certain limitations and conditions, all as set forth in the severance plan); and (iii) expenses to cover certain outplacement services. In addition, in the event that the aggregate payments or benefits to be made to the eligible officer under the severance plan, together with any other payments or benefits received or to be received by the eligible officer in connection with the merger (collectively, “Total Change in Control Payments”) would exceed 110% of the maximum amount permitted under Section 280G of the Code to be received without incurring an excise tax under Section 4999 of the Code (“Section 280G Maximum”), then the amounts payable under the severance plan must be increased by an amount necessary to reimburse the eligible officer on an after-tax basis (as described in the severance plan) for any excise tax payable by the officer under Section 4999 of the Code. If Total Change in Control Payments do not exceed 110% of the 280G Maximum, then, at the election of the eligible officer, (i) such payments or benefits shall be payable or provided to the eligible officer over the minimum period necessary to reduce the present value of such payments or benefits to an amount which is $1.00 less than the 280G Maximum or (ii) the payments or benefits to be provided under the severance plan shall be reduced to the extent necessary to avoid incurrence of the excise tax under Section 4999 of the Code, with the allocation of the reduction among such payments and benefits to be determined by the eligible officer.
      Our executive officers who are currently eligible to receive benefits under the severance plan, and the amounts that would be payable to them if they were terminated immediately following the merger, are as follows:

Executive	Amount

Ross C. Roadman	$344,000
Terry L. Frisby	$344,000
Jack Leebron	$243,000
E. Carl Johnson	$280,000
      Indemnification. The merger agreement provides that, for six years after the merger, the surviving corporation’s charter and bylaws will contain the provisions with respect to indemnification, expense advancement and exculpation from liability for money damages as set forth in our current charter and bylaws. In addition, the merger agreement provides that Brookdale will cause the surviving corporation to maintain our existing directors’ and officers’ insurance policy on terms with respect to coverage and amount no less favorable than those of our current policy; provided, however, that Brookdale may substitute a tail policy for that coverage and that Brookdale shall not be required to pay aggregate premiums in excess of 250% of the amount paid by us in the last full year.
      Positions with Surviving Corporation. Upon completion of the merger, our officers will be officers of the surviving corporation until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the charter and bylaws of the surviving corporation. In addition, one of our current directors may be elected to serve as a director of Brookdale.

Effects of the Merger
      Subject to the terms and conditions of the merger agreement and in accordance with Delaware and Tennessee law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Brookdale formed for purposes of the merger, will be merged with and into ARC, and ARC will survive the merger as a subsidiary of Brookdale and will continue its corporate existence under Tennessee law.
Delisting and Deregistration of Our Common Stock
      If the merger is completed, our common stock will be delisted from The New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.
Rights of Shareholders Who Object to the Merger
      Shareholders of ARC are not entitled to any appraisal rights under Tennessee law in connection with the merger. In addition, shareholders of ARC who object to the merger are not entitled to any other rights under Tennessee law or otherwise in connection with the merger, other than the right to vote against the merger at the special meeting or to institute a lawsuit if they believe ARC or its directors violated any of their obligations in connection with the merger.
Certain Relationships Between Brookdale and ARC
      There are no material relationships between Brookdale and Merger Sub or any of their respective affiliates, on the one hand, and ARC or any of its affiliates, on the other hand, other than in respect of the merger agreement and the employment agreements between Brookdale and Messrs. Sheriff, Richard, Richardson, Hicks, Kaestner and Money. See “Interests of Directors and Executive Officers in the Merger.”
THE MERGER AGREEMENT
      This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.
      The merger agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The merger agreement contains representations and warranties the parties thereto made to, and solely for the benefit of, each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties exchanged in connection with signing the merger agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
The Merger
      The merger agreement provides for the merger of Merger Sub with and into ARC upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, we will survive the merger and continue to exist as a wholly owned subsidiary of Brookdale. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware and the articles of merger are filed with the Secretary of State of the State of Tennessee (or at a later time, if agreed upon by the parties and specified in the certificate of merger filed with the Secretary of State of the State of Delaware and the articles of merger filed with the Secretary of State of the State of Tennessee). We expect to complete the merger as promptly as practicable after our shareholders adopt the merger agreement.
      We or Brookdale may terminate the merger agreement prior to the completion of the merger in some circumstances, whether before or after the approval of the merger agreement by shareholders. Additional details on termination of the merger agreement are described in “The Merger Agreement — Termination of the Merger Agreement.”
Merger Consideration
      Each share of our common stock issued and outstanding immediately before the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $33.00 in cash, without interest. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “The Merger — Rights of Shareholders Who Object to the Merger.”
      Upon completion of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Merger Sub will be the initial officers of the surviving corporation after the merger. All Merger Sub officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.
Payment for the Shares
      Before the merger, Brookdale will designate a paying agent reasonably acceptable to us to make payment of the merger consideration as contemplated by the merger agreement. When and as needed, Brookdale will deposit in trust with the paying agent the funds appropriate to pay the merger consideration to the shareholders on a timely basis.
      Upon the completion of the merger, we will close our stock ledger. After that time, there will be no further transfer of shares of our common stock.
      As soon as reasonably practicable after the completion of the merger, the paying agent will send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.
      If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.
      The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties
      In the merger agreement, ARC, Brookdale and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, debt instruments, other contracts and applicable laws and judgments;

•	broker’s fees; and

•	information supplied for inclusion in this proxy statement.
      In the merger agreement, Brookdale and Merger Sub also made representations and warranties relating to the availability of the funds necessary to perform its obligations under the merger agreement.
      We also made representations and warranties relating to, among other things:

•	subsidiaries;

•	capital structure;

•	documents filed with the Securities and Exchange Commission;

•	undisclosed liabilities;

•	absence of certain changes or events since March 31, 2006;

•	litigation;

•	contracts, including our residence agreements;

•	compliance with applicable laws, including laws relating to resident records and third party payor reimbursement;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	environmental matters;

•	real property matters;

•	tax matters;

•	intellectual property and software matters;

•	contracts with affiliates;

•	insurance matters;

•	labor matters;

•	compliance with licensing requirements;

•	state takeover statutes and our rights plan;

•	board of directors approval of the merger agreement and the transactions contemplated thereby, including the merger, and board recommendation to our shareholders to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger; and

•	receipt of Cohen & Steers’ fairness opinion to our board of directors.

Conduct of Business Pending the Merger
      We have agreed in the merger agreement that, until the completion of the merger, except as expressly consented to in writing by Brookdale, we and each of our subsidiaries will:

•	conduct our business in the ordinary course consistent with past practice and comply with all applicable laws in all material respects; and

•	use all reasonable efforts to preserve intact our business organizations, keep available the services of our current officers, employees and consultants and preserve our relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with us.
      We have also agreed that, until the completion of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by Brookdale, we will not, and will not permit any of our subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of our capital stock, except by any of our subsidiaries to its parent, split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of shares of our capital stock or purchase, redeem or otherwise acquire any shares of our capital stock or any rights, warrants or options to acquire any such shares;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to lien any shares of capital stock or any securities or rights convertible into, any rights, warrants or options to acquire any such shares, voting securities or convertible securities or any phantom stock, phantom stock rights, stock appreciation rights or stock based performance units, other than pursuant to the exercise of any stock options for our capital stock outstanding as of the date of the merger agreement;

•	sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to lien (other than permitted liens) or dispose of any properties or assets with a fair market value in excess of $1,000,000 individually or $2,000,000 in the aggregate to a third party, except for residence agreements, leases or subleases in the ordinary course of business consistent with past practice;

•	make any acquisition of a business by purchase of securities of, or by merger or consolidation with, any individual or other entity having a purchase price in excess of $20,000,000 in the aggregate;

•	(A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness, (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of us or our subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of $750,000 in the aggregate, other than in us or a wholly owned subsidiary of ours;

•	(A) pay, discharge, settle or satisfy any claims (including claims of shareholders), liabilities or obligations (1) in excess of $1,000,000 individually and $2,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice or (2) involving any material limitation on the conduct of our or any subsidiary’s business or (B) waive or release any right of ours or any subsidiary with a value in excess of $250,000;

•	except in the ordinary course of business consistent with past practice, modify, amend or terminate any scheduled contract or enter into any material contract; provided that we may not, without the prior written consent of Brookdale, enter into any contract which contains non-compete or exclusivity provisions binding on us or which would require consent of or notice to a third party in the event of or with respect to the merger;

•	terminate, amend or otherwise modify any agreement entered into by ARC, at the request of Brookdale after the date of the merger agreement, with any individual party to a new employment agreement;

•	except in the ordinary course of business consistent with past practice, and except as required to comply with applicable law or any scheduled contract, (A) increase in any manner the compensation or fringe benefits of, or pay any bonus (other than permitted bonus payments) to, any current or former director, officer, employee or consultant, (B) pay to any current or former director, officer, employee or consultant any benefit not provided for under any scheduled contract or plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any awards under any Company plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, or restricted stock or the removal of existing restrictions in any scheduled contract or Company plan or awards made thereunder), (D) take any action to fund or in any other way secure the payment of compensation or benefits under any scheduled contract or Company plan, (E) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any scheduled contract or Company plan, (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company plan or change the manner in which contributions to any Company plan are made or the basis on which such contributions are determined or (G) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company plan, in each case for the benefit of any current or former director, officer, employee or consultant, other than required by applicable law or tax qualification; provided, however, that with the prior consent of Brookdale, we may offer and make payments to current employees for retention purposes;

•	make any capital expenditure which (1) involves the purchase of real property or (2) is not in accordance with our capital expenditure budget for the balance of fiscal year 2006;

•	amend the organizational documents of ARC or any of our subsidiaries or adopt another poison pill;

•	adopt or enter into any collective bargaining agreement or other labor union contract;

•	fail to use reasonable efforts to maintain existing insurance polices or comparable replacement policies to the extent available for a reasonable cost;

•	change our fiscal year, revalue any material asset or make any changes in any financial, actuarial, reserving, statutory or tax accounting methods, principles or practices except as required by generally accepted accounting principles or applicable law;

•	make any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes; or

•	make any commitment to take any of the above actions.
      We have also agreed that we will not settle any shareholder litigation without first consulting Brookdale, and may not, without Brookdale’s prior consent, settle any shareholder litigation for an amount greater than $2,000,000 individually, and $3,000,000 in the aggregate, or that involves any remedy or restriction upon us or any of our subsidiaries other than monetary damages.
Efforts to Complete the Merger
      Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger, including (a) the taking of all acts necessary to satisfy the conditions necessary for the completion of the merger, (b) obtaining any necessary action or nonaction, waiver, consent, or approval from any governmental entity and any other third party, and (c) the execution and delivery of any additional instruments necessary to consummate the merger. The parties have also agreed to take no action to cause any state takeover statute or regulation to become applicable to the merger agreement or merger and if any such statute or regulation does become applicable to take all action reasonably necessary to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise minimize the effect of such statute or regulation on the merger agreement or merger.
Conditions to the Merger
      Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of ARC common stock;

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act or any other applicable competition, merger control, antitrust or similar law shall have expired or been terminated; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect preventing the merger.
      Conditions to Brookdale’s and Merger Sub’s Obligations. The obligation of Brookdale and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	our representations and warranties must be true and correct as of the date of the merger agreement and the closing date (without regard to materiality qualifiers), except to the extent that the representations and warranties expressly relate to an earlier date, and except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on us;

•	we must have performed in all material respects all obligations we are required to perform under the merger agreement at or prior to the closing date;

•	there must not be pending or overtly threatened in writing any suit, action or proceeding by any governmental authority (i) challenging the acquisition by Brookdale or Merger Sub of any shares of our common stock, seeking to restrain or prohibit the consummation of the merger, seeking to place limitations on the ownership of shares of our common stock (or shares of capital stock of the surviving corporation) by Brookdale or Merger Sub, or (ii) seeking to (A) prohibit or limit the ownership or operation by us or by Brookdale of any portion of any business or of any assets of ours or Brookdale, (B) compel us or Brookdale to divest or hold separate any portion of any business or of any assets of ours or Brookdale, as a result of the merger or (C) impose any obligations on Brookdale or us to maintain facilities, operations, places of business, employment levels, products or businesses, nor shall there be any legal restraint which could result in the foregoing;

•	Brookdale shall have obtained such customary assurances as are customarily obtained under local custom and practice to allow a reasonable person acting in good faith to conclude that all material permits necessary for the lawful conduct of our business will be issued in the ordinary course and effective as of the closing of the merger; and

•	scheduled consents, authorizations, orders, permits and approvals shall have been obtained and be in full force and effect.
      Conditions to ARC’s Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties of Brookdale and Merger Sub must be true and correct, as of the date of the merger agreement and the closing date (without regard to materiality qualifiers), except to the extent that the representations and warranties expressly relate to of an earlier date, and except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse affect on Brookdale’s ability to consummate the transactions contemplated by the merger agreement; and

•	Brookdale and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date.

      If a failure to satisfy one of these conditions to the merger is not considered by our board of directors to be material to our shareholders, the board of directors could waive compliance with that condition. Our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Tennessee law, after the merger agreement has been adopted by our shareholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our shareholders without re-submitting the revisions to our shareholders for their approval.
No Solicitations of Other Offers
      The merger agreement provides that neither we nor our representatives will:

•	solicit, initiate, cause or knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a takeover proposal as described below; or

•	participate in any discussions or negotiations concerning a takeover proposal or furnish to any person any information in connection with or in furtherance of a takeover proposal.
      We may, however, at any time prior to obtaining approval of the merger agreement by our shareholders, in response to an unsolicited bona fide written takeover proposal that is made after the date of the merger agreement and that is a superior proposal or is reasonably expected to constitute a superior proposal, if our board of directors determines in good faith (after receiving advice of outside counsel) that it is necessary to do so to comply with its fiduciary duties to our shareholders under applicable law and after giving Brookdale two business days written notice of such determination:

•	furnish information regarding ARC to the person making that takeover proposal pursuant to a confidentiality agreement which is no less restrictive than our confidentiality agreement with Brookdale and provided that all such information we deliver to the third party making the takeover proposal is provided or made available to Brookdale, prior to or substantially concurrent with the time it is provided or made available to the third party; and

•	participate in discussions or negotiations with the party making that takeover proposal regarding that takeover proposal.
      In addition, we have agreed that neither our board of directors nor any of its committees will:

•	withdraw or modify, or propose to withdraw or modify, in a manner adverse to Brookdale, the approval, recommendation or declaration of advisability, of the merger agreement or the merger;

•	recommend, adopt, approve or propose publicly to recommend, adopt or approve any takeover proposal; or

•	allow ARC to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any takeover proposal.
      However, our board of directors may, (a) if it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to our shareholders under applicable law, and (b) if we give Brookdale five business days’ written notice of the superior proposal, the material terms and conditions of the superior proposal and the identity of the person making the superior proposal:

•	advise Brookdale that our board of directors has determined that the takeover proposal is a superior proposal and that our board of directors has determined to withdraw or modify, or proposes to withdraw or modify, in a manner adverse to Brookdale, the approval, recommendation or declaration of advisability of the merger agreement or the merger or recommend, adopt or approve, or propose publicly to recommend, adopt or approve, a takeover proposal; or

•	terminate the merger agreement in order to concurrently enter into an agreement with respect to a superior proposal.
      We also have agreed to notify Brookdale of any request for information or other inquiry that we reasonably believe could lead to a takeover proposal, the terms and conditions of any such request, takeover proposal or inquiry and to keep Brookdale fully informed of the status and details of any such request, takeover proposal or inquiry.
      Nothing described above limits our ability to take and disclose actions to comply with certain rules under the Securities Exchange Act of 1934, or to make any disclosure to our shareholders; provided, however, that any such disclosure may be deemed a withdrawal or modification, in a manner adverse to Brookdale, of our board of directors’ approval, recommendation or declaration of advisability of the merger agreement or the merger.
      For purposes of the merger agreement, the term “takeover proposal” means any inquiry, proposal or offer relating to:

•	a merger, consolidation, dissolution, recapitalization or other business combination involving ARC;

•	the issuance of 20% or more of the equity securities of ARC as consideration for the assets or securities of another person; or

•	the acquisition of 20% or more of our equity securities or assets of ARC that represent 20% or more of the total consolidated assets of ARC, in each case other than the transactions contemplated by the merger agreement.
      For purposes of the merger agreement, the term “superior proposal” means any bona fide written offer by a third party that if consummated would result in such person owning, directly or indirectly, 75% of ARC’s outstanding common stock or all or substantially all of the total consolidated assets of ARC (i) on terms which our board of directors determines in good faith (after receiving advice of a nationally recognized financial advisor and outside counsel) and in light of all relevant circumstances, including the terms and conditions of the proposal and the merger agreement to be more favorable to our shareholders from a financial point of view than the merger, (ii) which is reasonably likely to be completed, taking into account any financial and approval requirements and all other financial, legal, regulatory and other aspects of such proposal and (iii) which does not have a financing contingency.
Termination of the Merger Agreement
      The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after shareholder approval has been obtained:

•	by mutual written consent of ARC and Brookdale;

•	by either ARC or Brookdale, if:

•	the merger is not completed on or before February 12, 2007, except that this right to terminate will not be available to any party whose action or failure to act has been a principal cause of or results in the failure of the merger to be completed by that date;

•	if any judgment, order or decree having the effect of permanently restraining, enjoining or otherwise prohibiting the merger and the transactions contemplated by the merger agreement shall be in effect and have become final and nonappealable; or

•	our shareholders, at the special meeting or at any adjournment or postponement thereof, fail to adopt the merger agreement; or

•	by Brookdale if:

•	our board of directors or any committee of our board of directors withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Brookdale, its approval, recommendation or declaration of advisability of the merger agreement and transactions contemplated by the merger agreement, including the merger, or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve any takeover proposal, or fails to reconfirm its recommendation and declaration of advisability of the merger agreement and the merger within ten (10) business days of the date any takeover proposal shall have been made or communicated to ARC; or

•	we have breached or failed to perform any of our representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing and where that breach or failure to perform cannot be cured, or is not cured, within 30 calendar days after we receive written notice of the breach or failure to perform; or

•	by ARC if:

•	we terminate the merger agreement in order to concurrently enter into an agreement with respect to a superior proposal and provided that we have paid, or simultaneously with doing so pay, to Brookdale the termination fee as described below; or

•	Brookdale has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing and where that breach or failure to perform cannot be cured, or is not cured, within thirty (30) calendar days after Brookdale receives written notice from us of the breach or failure to perform.
Termination Fees
      We must pay to Brookdale a termination fee of $45 million if the merger agreement is terminated under any of the following circumstances:

•	the merger has not been completed by February 12, 2007 and a takeover proposal shall have been made to ARC or our shareholders and within 12 months of such termination we shall have reached a definitive agreement to consummate, or shall have consummated, a takeover proposal (for purposes of paying termination fees, all references to 20% in the definition of takeover proposal shall be 50%);

•	we terminate the merger agreement in order to concurrently enter into an agreement with respect to a superior proposal;

•	the ARC board withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Brookdale, its approval or recommendation of the merger agreement and transactions contemplated by the merger agreement, including the merger, or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve any takeover proposal, or fails to reconfirm its recommendation of the merger agreement and the merger within ten (10) business days of the date any takeover proposal shall have been made or communicated to ARC; or

•	we breach or fail to comply with our representations, warranties, covenants or agreements under the merger agreement and a takeover proposal shall have been made to ARC or our shareholders and within 12 months of such termination we shall have reached a definitive agreement to consummate, or shall have consummated, a takeover proposal.

      In the event the merger agreement is terminated because our shareholders, at the special meeting or any adjournment thereof, fail to adopt the merger agreement, we must reimburse Brookdale for all reasonable out of pocket expenses related to the merger incurred prior to the date of such termination up to $5,000,000. In the case of such termination, if a takeover proposal shall have been made to ARC or our shareholders and within 12 months of such termination we shall have reached a definitive agreement to consummate, or shall have consummated, a takeover proposal, we must pay to Brookdale a termination fee of $45 million less any of Brookdale’s expenses previously reimbursed by ARC in connection with a termination of the merger agreement due to the failure to obtain our shareholders’ approval of the merger.
Employee Benefits
      Brookdale has agreed to provide or cause to be provided to individuals we employed immediately prior to the consummation of the merger and who are employed thereafter by the surviving corporation, Brookdale or any of Brookdale’s subsidiaries compensation and employee benefits no less favorable in the aggregate than those provided to Brookdale’s similarly situated employees. Brookdale has agreed to recognize the service of such employees with ARC prior to the consummation of the merger for purposes of eligibility and vesting with respect to any benefit plan, program or arrangement, and to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under Brookdale’s welfare plans to the extent such conditions were satisfied under the welfare plans of ARC prior to the consummation of the merger.
Hedging Arrangements
      The merger agreement requires ARC, if requested by Brookdale, to enter into fixed-rate swap agreements or similar agreements to hedge its currently outstanding floating-rate indebtedness, but is not required to enter into such arrangements to the extent that such arrangements involve a notional amount in excess of $80,000,000.
Amendment, Extension and Waiver
      The parties may amend the merger agreement at any time; provided, however, that after we have obtained our shareholders’ approval of the merger, there shall be no amendment that by law requires further approval by our shareholders without such approval having been obtained. Under Tennessee law, after the merger agreement has been adopted by our shareholders, the merger agreement cannot be altered in a manner adverse to our shareholders without re-submitting the revisions to our shareholders for their approval. All amendments to the merger agreement must be in writing signed by us, Brookdale and Merger Sub.
      At any time before the completion of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information as of May 17, 2006, concerning the common stock of ARC beneficially owned by (1) each person who is known to us to own beneficially more than 5% of our outstanding common stock, (2) each of our directors, (3) our chief executive officer and our four most highly compensated executive officers other than the chief executive officer who were serving as executive officers at the end of the last completed fiscal year, and (4) all officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned includes shares of common stock that the named person has the right to acquire, through option exercise, within 60 days of May 17, 2006. Beneficial ownership calculations for 5% shareholders are based solely on publicly filed Schedule 13Ds or Schedule 13Gs that 5% shareholders are required to file with the Securities and Exchange Commission. The address of each of our directors and executive officers listed below is c/o American Retirement Corporation, 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)(2)		Percent of Class %

W. E. Sheriff	1,059,245	(3)	3.0%
Gregory B. Richard	84,440		*
H. Todd Kaestner	236,493		*
George T. Hicks	179,372		*
Bryan D. Richardson	160,047		*
Frank M. Bumstead	69,100		*
Donald D. Davis	7,000		*
John C. McCauley	7,200		*
John A. Morris, Jr., M.D.	285,490	(4)	*
Daniel K. O’Connell	107,000		*
J. Edward Pearson	9,000		*
James R. Seward	100,000		*
Nadine C. Smith	58,956		*
Lawrence J. Stuesser	85,000		*
The Southern Fiduciary Group Inc.	1,829,812	(5)	5.2%
FMR Corp.	4,686,502	(6)	13.3%
All directors and executive officers as a group (19 persons)	2,948,618		8.1%

*	Less than one percent.

(1)	Includes the following shares of common stock issuable upon the exercise of options granted pursuant to the Company’s 1997 Stock Incentive Plan that the following persons are entitled to exercise within 60 days of May 17, 2006: Mr. Sheriff, 251,250; Mr. Kaestner, 95,459; Mr. Hicks, 82,125; Mr. Richardson, 108,334; Ms. Smith, and Messrs. Bumstead, Morris, O’Connell, and Stuesser, 27,000; Mr. Richard, 23,188; Messrs. Davis, McCauley, and Pearson, 6,000; and directors and executive officers as a group (19 persons), 897,481.

(2)	Includes the following shares of restricted stock, issued July 19, 2004 and September 22, 2005, that are held by the following persons: Mr. Sheriff, 111,473; Mr. Richard, 39,208; Mr. Kaestner, 38,677; Mr. Hicks, 36,472; Mr. Richardson, 41,413; and directors and executive officers as group (19 persons), 416,101. The 2004 grants vest ratably over a three-year period and the 2005 grants vest in equal amounts on March 31, 2006, 2007 and 2008.

(3)	Includes 444,421 shares owned directly by Mr. Sheriff, 359,574 shares beneficially owned by a family partnership in which Mr. Sheriff is a general partner and 4,000 shares beneficially owned by Mr. Sheriff’s wife.

(4)	All shares are beneficially owned by partnerships owned and controlled by Dr. Morris, his brother and other members of Dr. Morris’s family. Effective as of our 2006 annual meeting of shareholders held on May 17, 2006, Dr. Morris resigned as a member of our board of directors.

(5)	Address: 2325 Crestmoor Road, Suite 202, Nashville, TN 37215. The Southern Fiduciary Group, an investment advisor, reported that it has sole voting power with respect to 908,400 shares and sole dispositive power with respect to 1,829,812 shares.

(6)	Address: 82 Devonshire Street, Boston, MA 02109. FMR, a parent holding company, reported that it has sole voting power with respect to 439,553 shares and sole dispositive power with respect to 4,686,502 shares.

OTHER MATTERS
Other Matters for Action at the Special Meeting
      As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.
      When considering a motion to adjourn or postpone the special meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on adjournment or postponement using their best judgment. However, the persons named in the proxies will not use their discretionary authority to use proxies voting against the merger agreement to vote in favor of adjournment or postponement of the special meeting.
Shareholder Proposals
      If the merger is consummated, we will not have public shareholders and, there will be no public participation in any future meeting of shareholders. However, if the merger is not completed, we expect to hold a 2007 annual meeting of shareholders. Shareholders may present proposals for action at the 2007 annual meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission and our bylaws. Shareholder proposals that are intended to be included in our proxy statement and form of proxy relating to the meeting for our 2007 annual meeting of shareholders under rules set forth in the Securities Exchange Act of 1934 must be received by us no later than December 14, 2006 to be considered for inclusion. Our bylaws require that certain information and acknowledgements with respect to the proposal and the shareholder making the proposal be set forth in the notice.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

•	the satisfaction of the conditions to consummate the merger, including the adoption of the merger agreement by our shareholders;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give risk to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and other following the announcement of the merger agreement;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees;
and other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-Q and 10-K. See “Where You Can Find More Information” below. You should place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. You also may obtain free copies of the documents ARC files with the Securities and Exchange Commission by going to the “Investors Welcome” Section of our website at www.arclp.com.
      Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the Securities and Exchange Commission. The Securities and Exchange Commission allows us to “incorporate by reference,” into this proxy statement documents we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement and before the date of the special meeting:

ARC Filings:	Periods

Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Report on Form 10-Q	Quarter ended March 31, 2006
Current Reports on Form 8-K	Filed January 13, 2006, January 20, 2006, February 7, 2006, February 24, 2006, March 6, 2006, March 20, 2006, as amended on March 24, 2006, March 21, 2006, March 28, 2006, April 5, 2006, April 17, 2006, May 4, 2006, May 15, 2006, May 23, 2006 and June 7, 2006

      You may request a copy of the documents incorporated by reference into this proxy statement by writing to or telephoning us. Requests for documents should be directed to:

American Retirement Corporation
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027
Telephone: (615) 221-2250
Attention: George T. Hicks
      If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.
      This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 15, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

ANNEX A
AGREEMENT AND PLAN OF MERGER
DATED AS OF MAY 12, 2006
BY AND AMONG
BROOKDALE SENIOR LIVING INCORPORATED,
BETA MERGER SUB CORPORATION
AND
AMERICAN RETIREMENT CORPORATION

A-i

A-ii

EXHIBITS
Exhibits A-1 and A-2 ø Forms of New Employment Agreements
Exhibit B ø Closing Consents
Exhibits C-1, C-2 and C-3 — Forms of Optionee Investment Agreement With Corresponding Grant

A-iii

TABLE OF DEFINED TERMS

Adverse Notice	A-29
Affected Employees	A-32
Affiliate	A-38
Agreement	A-1
Articles of Merger	A-1
Certificate of Merger	A-1
Certificates	A-3
Closing	A-1
Closing Date	A-1
COBRA	A-13
Code	A-4
Company	A-1
Company Adverse Recommendation Change	A-28
Company Board	A-6
Company Bylaws	A-6
Company Charter	A-6
Company Common Stock	A-2
Company Disclosure Letter	A-5
Company Facilities	A-17
Company Intellectual Property	A-16
Company Material Adverse Effect	A-7
Company Plans	A-12
Company Preferred Stock	A-6
Company Rights	A-2
Company Rights Plan	A-2
Company SEC Documents	A-8
Company Shareholder Approval	A-7
Company Shareholders Meeting	A-30
Company Stock Options	A-5
Company Stock Plans	A-5
Confidentiality Agreement	A-30
Contract	A-7
Copyrights	A-16
Covered Employees	A-1
Delaware Secretary of State	A-2
DGCL	A-1
Dissenting Shares	A-4
Effective Time	A-2
Employees	A-12
Environmental Laws	A-20
Environmental Liabilities	A-20
Equity Financing	A-25
ERISA	A-12

A-iv

Exchange Act	A-8
Filed Company SEC Documents	A-9
Financing	A-25
Financing Commitment	A-33
GAAP	A-9
Government Programs	A-22
Governmental Authority	A-8
Hazardous Material	A-20
HSR Act	A-8
Indemnified Parties	A-31
Intellectual Property	A-16
IP Licenses	A-16
IRS	A-14
Knowledge	A-38
Laws	A-11
Lease	A-17
Licensing Surveys	A-22
Liens	A-6
Medicaid	A-22
Medicare	A-22
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Merger Sub Interests	A-23
Necessary Consents	A-8
New Employment Agreements	A-1
New Optionee Agreements	A-5
NYSE	A-12
Owned Real Property	A-19
Parent	A-1
Parent Articles	A-23
Parent Board	A-24
Parent Bylaws	A-23
Patents	A-16
Paying Agent	A-2
Payment Fund	A-2
Permits	A-11
Permitted Liens	A-38
person	A-38
Policies	A-21
Proxy Statement	A-9
Release	A-20
Representatives	A-27
Residence Agreement	A-21
Resident	A-21

A-v

Restraints	A-33
RIC	A-25
Sarbanes-Oxley	A-12
SEC	A-8
Securities Act	A-8
Security Interest	A-18
SERP	A-32
Shareholder Termination Fee	A-36
Software	A-16
Subsidiary	A-39
Superior Proposal	A-28
Surviving Corporation	A-1
Takeover Proposal	A-28
tax returns	A-16
taxes	A-15
TBCA	A-1
Tennessee Secretary of State	A-1
Termination Date	A-35
Termination Fee	A-36
Trade Secrets	A-16
Trademarks	A-16
WARN Act	A-22

A-vi

AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 12, 2006, is by and among Brookdale Senior Living Incorporated, a Delaware corporation (“Parent”), Beta Merger Sub Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and American Retirement Corporation, a Tennessee corporation (the “Company”).
WITNESSETH:
      WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;
      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
      WHEREAS, concurrently with the execution of this Agreement, Parent is entering into (A) an employment agreement in the form attached as Exhibit A-1 hereto with the individual set forth on such Exhibit A-1 and (B) employment agreements in the form attached as Exhibit A-2 hereto with the individuals set forth on such Exhibit A-2 (such employment agreements referred to in clauses (A) and (B), collectively, the “New Employment Agreements,” and such individuals set forth on Exhibit A-1 and Exhibit A-2 hereto, the “Covered Employees”) in order to provide for the continued service and employment of such persons.
      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
ARTICLE I.
THE MERGER
      Section 1.01     The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Tennessee Business Corporation Act (the “TBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the TBCA and the DGCL.
      Section 1.02     Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, unless another date or place is agreed to in writing by the parties hereto.
      Section 1.03     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Tennessee (the “Tennessee Secretary of State”) and a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), each executed in accordance with the relevant provisions of the TBCA and the DGCL, respectively, and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the TBCA and the DGCL. The Merger shall become effective at such time as the Articles of Merger and Certificate of Merger are duly filed with the Tennessee Secretary of State and the Delaware Secretary of State, respectively, or at such other time as Parent and the Company shall agree and shall specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
      Section 1.04     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the TBCA and the DGCL.
      Section 1.05     Charter; Bylaws.
      (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and as modified to the extent required by the TBCA, shall be the Charter of the Surviving Corporation until thereafter changed or amended as provided therein or by the TBCA or other applicable Law (as defined herein).
      (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as modified to the extent required by the TBCA, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided, however, that the Bylaws of the Surviving Corporation shall be amended as necessary to comply with the obligations of the Surviving Corporation set forth in Section 6.04 hereof.
      Section 1.06     Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.
      Section 1.07     Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE II.
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS
      Section 2.01     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or of any shares of common stock of Merger Sub:

(a) Common Stock of Merger Sub. The issued and outstanding common stock, par value $.01 per share, of Merger Sub shall remain outstanding and shall constitute the only issued and outstanding capital stock of the Surviving Corporation.

(b) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than as provided in Section 2.02(j) with respect to shares as to which appraisal rights have been perfected), together with the rights (the “Company Rights”) issued pursuant to the Rights Agreement, dated as of November 18, 1998, between the Company and American Stock Transfer and Trust Company, as rights agent (the “Company Rights Plan”), shall be converted into the right to receive $33.00 in cash (the “Merger Consideration”) without interest.
      Section 2.02     Surrender and Payment.
      (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock entitled thereto (the “Paying Agent”). Immediately following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in an amount sufficient to make the payments contemplated by Section 2.01(b) in accordance with the procedures set forth in this Section 2.02 (such funds, the “Payment Fund”). In the event the Payment Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount of funds required to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in their sole discretion, pending payment thereof by the Paying Agent to the holders of the shares of Company Common Stock entitled thereto. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of the holders of the shares of Company Common Stock.
      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding share of Company Common Stock immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates formerly representing shares of Company Common Stock immediately prior to the Effective Time (the “Certificates”) shall pass, only upon proper delivery of such Certificates to the Paying Agent and which shall be in the form and shall have such other provisions as the Surviving Corporation or Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the payment of the Merger Consideration to be made to the holder thereof pursuant to Section 2.01. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and such Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the shares of Company Common Stock or on the consideration payable upon the surrender of the Certificate formerly representing such shares of Company Common Stock.
      (c) No Further Ownership Rights; Closing of the Company’s Transfer Books. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. If Certificates are presented to the Company for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate.
      (d) Termination of Payment Fund. Any portion of the Payment Fund and any interest received with respect thereto that remains undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates who have not complied with this Section 2.02 prior to the end of such six (6) month period shall thereafter look, only as general creditors thereof, to the Surviving Corporation (subject to Section 2.02 (e)) for payment of the Merger Consideration with respect to the shares of Company Common Stock formerly represented by such Certificates.
      (e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any person in respect of any cash held in the Payment Fund delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or other similar Law. If any Certificate shall not have been surrendered prior to three (3) years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of the shares of Company Common Stock formerly represented by such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

      (f) Transfer Taxes. If payment is to be made in respect of any Certificate to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the applicable consideration to a person other than the registered holder of the Certificate so surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such tax either has been paid or is not applicable.
      (g) Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate or Company Stock Option (as defined herein) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, under Section 1445 of the Code), Treasury Regulations promulgated under the Code or any provisions of applicable state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Company Stock Option, as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent.
      (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Agreement.
      (i) Adjustments to Prevent Dilution. If prior to the Effective Time, (i) solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Common Stock there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock or (ii) the Company makes a cash dividend on a pro rata basis to all holders of Company Common Stock, then the Merger Consideration shall be correspondingly adjusted to provide the holders of the applicable shares of Company Common Stock the same economic effect contemplated by this Agreement prior to such event.
      (j) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who has properly exercised such shareholder’s appraisal rights available under the TBCA (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such shareholder shall have failed to perfect, or shall have effectively withdrawn or lost such shareholder’s right to appraisal under the TBCA. Dissenting Shares shall be treated in accordance with the applicable provisions of the TBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such shareholder’s shares of Company Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration for each share of Company Common Stock formerly represented by the Certificates held by such shareholder without any interest thereon. The Company shall give Parent prompt notice of any notices or demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments served pursuant to the TBCA and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in the TBCA, and Parent and Merger Sub shall have the right to direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any notices or demands for appraisals, offer to settle or settle any demands or approve any withdrawal of any such notices or demands.
      Section 2.03     Company Stock Options.
      (a) All stock options (the “Company Stock Options”) outstanding immediately prior to the Effective Time granted under the Company’s 2006 Stock Incentive Plan, 1997 Stock Incentive Plan or Associate Stock Purchase Plan, whether vested or unvested (collectively, the “Company Stock Plans”), shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled as of immediately prior to the Effective Time and be converted into and become the right to receive a lump sum payment in cash equal to the product of (1) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option and (2) the number of shares of Company Common Stock for which such Company Stock Option shall not have been previously exercised. Effective as of the date of this Agreement, the Company shall amend the Company’s Associate Stock Purchase Plan to provide that (i) the “Option Period” (as defined in the plan) which includes the date of this Agreement shall terminate at the earlier of June 30, 2006 or the Effective Time, and (ii) no Option Period shall commence during the period between the date of this Agreement and the earlier of the Closing Date or the date on which this Agreement is terminated. Any payments to be made pursuant to this Section 2.03(a) shall be reduced by any tax withholding required by Law.
      (b) Except as may be otherwise provided in this Section 2.03, the Company shall cause all rights, stock options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, to be cancelled prior to the Effective Time without any payment being made therefor.
      (c) Prior to the Effective Time, the Company shall use its reasonable best efforts to cause all employee-holders of outstanding options under its 2006 Stock Incentive Plan, 1997 Stock Incentive Plan or Associate Stock Purchase Plan who are not Covered Employees to enter into an optionee agreement in one of the forms set forth on Exhibit C hereto (the “New Optionee Agreements”), and shall take (or cause to be taken) all actions that are necessary or appropriate to give effect to the transactions contemplated by Sections 2.03 (a) and (b) and to give effect to relevant provisions of the New Employment Agreements and the New Optionee Agreements. The form of New Optionee Agreement to be offered to each such optionee shall be determined by Parent.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:
      Section 3.01     Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect (as defined herein). The Company has, prior to the date hereof, made available to Parent complete and correct copies of its Charter (the “Company Charter”) and Bylaws (the “Company Bylaws”) and the charter and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives correct and complete copies of the minutes of all meetings of shareholders, the board of directors of the Company (the “Company Board”) and each committee of the Company Board and the board of directors of each of its Subsidiaries held since December 31, 2001.
      Section 3.02     Subsidiaries. Section 3.02 of the Company Disclosure Letter lists all the Subsidiaries of the Company and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Except for Permitted Liens and as set forth on Section 3.02 of the Company Disclosure Letter, all the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock or other equity or voting interests of its Subsidiaries and those equity interests described on Section 3.02 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.
      Section 3.03     Capital Structure.
      (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value (“Company Preferred Stock”), of which 2,000,000 shares are reserved for issuance in accordance with the Company Rights Plan pursuant to the terms thereof. At the close of business on May [11], 2006, (i) 35,317,405 shares of Company Common Stock were issued and outstanding (none of which were owned by the Company (as treasury stock or otherwise)), (ii) 3,352,896 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (of which 1,905,461 shares of Company Common Stock were subject to outstanding Company Stock Options) and (iii) no shares of Company Preferred Stock were issued or outstanding.
      (b) The Company has delivered to Parent a correct and complete list, as of the close of business on May 11, 2006, of all outstanding Company Stock Options and other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, whether or not a stock option is an incentive stock option, expiration dates and exercise prices thereof, in each case broken down as to each plan, agreement or other arrangement and as to each individual holder. Except as set forth above in this Section 3.03, at the close of business on May 11, 2006 no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.03, there are no outstanding stock appreciation rights, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
      (c) Except as set forth above in this Section 3.03, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above in this Section 3.03, (i) there are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.
      Section 3.04     Authority; Noncontravention.
      (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). As of the date hereof, the Company Board, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s shareholders, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommending that the shareholders of the Company adopt this Agreement.
      (b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Charter or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) except as set forth on Section 3.04(b) of the Company Disclosure Letter, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 3.05, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Company Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.
      (c) For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, condition

(financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts relating to (i) the U.S. economy or financial markets in general, (ii) the industry in which the Company and its Subsidiaries operate in general, (iii) the announcement of this Agreement or the transactions contemplated hereby (provided that the exclusion set forth in this clause (iii) shall not apply to Section 3.04(b) hereof); (iv) the failure of the Company to meet its publicly announced earnings guidance for any period, in and of itself (such failure to exclude the underlying causes thereof); (v) changes in Laws, rules or regulations; (vi) changes in accounting principles required by GAAP (as defined herein); (vii) acts of war or terrorism; or (viii) outbreaks of epidemics or pandemics; provided that with respect to clauses (i), (ii), (iv), (v), (vii) and (viii), such change, effect, event, circumstance, occurrence or state of facts (x) does not specifically relate to (or have the effect of specifically relating to) the Company and its Subsidiaries and (y) is not more materially adverse to the Company and its Subsidiaries than to other companies operating in the industry in which the Company and its Subsidiaries operate.
      Section 3.05     Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (c) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and the Articles of Merger to be filed with the Secretary of State of the State of Tennessee and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (e) any Medicare or other required license-related filings, and (f) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (f) above or listed in Section 3.05 of the Company Disclosure Letter are referred to herein as “Necessary Consents.”
      Section 3.06     Company SEC Documents; No Undisclosed Liabilities.
      (a) Except as set forth on Section 3.06(a) of the Company Disclosure Letter, the Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed by the Company since December 31, 2002 (such documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been corrected by a later-filed Company SEC Document that was filed prior to the date hereof. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).
      (b) Except (i) as set forth in the financial statements included in the Company’s Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q filed prior to the date hereof for the quarterly period ended March 31, 2006 or on Section 3.09 of the Company Disclosure Letter or (ii) as incurred in the ordinary course of business since March 31, 2006, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Section 3.06(b) of the Company Disclosure Letter sets forth a description of the aggregate indebtedness (including guarantees of indebtedness of any other person) of the Company and its Subsidiaries outstanding as of March 31, 2006. Neither the Company nor any of its Subsidiaries has incurred any indebtedness or entered into any guarantee or capital lease that is not reflected on Section 3.06(b) of the Company Disclosure Letter, or, since March 31, 2006, modified the terms of any contract or agreement relating to any indebtedness, guarantee or capital lease described on Section 3.06(b) of the Company Disclosure Letter.
      Section 3.07     Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the proxy statement relating to the Company Shareholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s shareholders, the “Proxy Statement”) will, at the date the Proxy Statement is first mailed to the shareholders of the Company and, as may be supplemented or amended, at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.
      Section 3.08     Absence of Certain Changes or Events. Since the date of the most recent audited and interim financial statements included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to Parent, Merger Sub and the Company’s financial and legal advisors or (b) as disclosed in the Filed Company SEC Documents, (x) there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, and (y) neither the Company nor any of its Subsidiaries has taken any action that would violate the provisions of Section 5.01 had such provisions been applicable to the Company and its Subsidiaries as of such date.
      Section 3.09     Litigation. Except as set forth on Section 3.09 of the Company Disclosure Letter, there is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that (x) individually involves an amount in controversy in excess of $500,000, or (y) in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.
      Section 3.10     Contracts.
      (a) Neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to the Filed Company SEC Documents.
      (b) Section 3.10(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement, and the Company has, prior to the date hereof, made available to Parent correct and complete copies (including all amendments, modifications, extensions, renewals or guaranties) of:

(i) all Contracts of the Company or any of its Subsidiaries (A) involving payments by or to the Company or any of its Subsidiaries of more than $750,000 on an annual basis or (B) involving payments by or to the Company or any of its Subsidiaries of more than $100,000 on an annual basis and which may not be terminated by the Company without cause within one year without penalty;

(ii) all Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of its Affiliates is bound, that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Corporation and its Subsidiaries) to compete in any business or with any person or in any geographic area or which prohibits the Company or any of its Subsidiaries from soliciting suppliers anywhere in the world;

(iii) all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries) in which the amount involved exceeds $60,000 on an annual basis;

(iv) any (A) Contract to which the Company or any of its Subsidiaries is a party granting any license to Intellectual Property, and (B) other license (other than real estate) involving payments by the Company or any of its Subsidiaries of more than $750,000 on an annual basis;

(v) all confidentiality agreements (other than in the ordinary course of business), agreements by the Company not to acquire assets or securities of a third party or agreements by a third party not to acquire assets or securities of the Company;

(vi) any Contract involving payments by or to the Company or any of its Subsidiaries, of more than $750,000 on an annual basis that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of or loss of benefit under any such Contract;

(vii) all joint venture, partnership or other similar agreements involving co-investment with a third party to which the Company or any of its Subsidiaries is a party;

(viii) any Contract with a Governmental Authority;

(ix) all material outsourcing Contracts;

(x) all Contracts with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $750,000 on an annual basis;

(xi) all Contracts providing for the indemnification by the Company or any of its Subsidiaries of any person, except for any such Contract that (i) is not material to the Company or any of its Subsidiaries and (ii) was entered into in the ordinary course of business;

(xii) all Contracts pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any indebtedness of any other person (other than the Company or any of its Subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $750,000 on an annual basis and excluding trade payables arising in the ordinary course of business); and

(xiii) all Contracts listed on Section 3.21 of the Company Disclosure Letter.
      (c) (i) None of the Company or any of its Subsidiaries (x) is, or has received written notice or has Knowledge that any other party to any of its Contracts is, in violation or breach of or default (with or without notice or lapse of time or both) under, or (y) has waived or failed to enforce any rights or benefits under any Contract to which it is a party or any of its properties or other assets is subject, and (ii) to the Knowledge of the Company, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Contract except for violations, breaches, defaults, waivers or failures to enforce rights or benefits covered by clauses (i) or (ii) above that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
      Section 3.11     Compliance with Laws.
      (a) Except as set forth on Section 3.11 of the Company Disclosure Letter, the Company and each of its Subsidiaries has been since December 31, 2003 and is in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, “Laws”) applicable to it, its properties or other assets or its business or operations. Except as set forth on Section 3.11 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has received, since December 31, 2003, a written notice or other written communication alleging or relating to a possible material violation of any Laws applicable to its businesses or operations. The Company and its Subsidiaries have in effect all material permits, licenses, registrations, variances, exemptions, authorizations, operating certificates, franchises, orders, approvals, and similar rights issued by or obtained from all Governmental Authorities (collectively, “Permits”) necessary to carry on their businesses as now conducted, and there has occurred no material violation of, material default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit. There is no event which has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Assuming all Closing Consents listed on Exhibit B hereto are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit.
      (b) Since December 31, 2003, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party service provider acting on behalf of the Company or any of its Subsidiaries, has received, nor otherwise has any Knowledge of, any written notice from any Governmental Authority that (x) alleges any material noncompliance (or that the Company or any of its Subsidiaries or any such third party service provider is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable material Law, or (y) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit; and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law.
      (c) Except as set forth on Section 3.06(a) of the Company Disclosure Letter, since December 31, 2003, the Company and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and regulatory authorities and any applicable Federal regulatory authorities, and have timely paid all taxes, fees and assessments due and payable in connection therewith, except where the failure to make such payments would not be material to the Company or any of its Subsidiaries.
      (d) The Company and its Subsidiaries have implemented policies, procedures and/or programs designed to assure that its agents and employees are in material compliance with all applicable Laws, including laws, regulations, directives and opinions of Governmental Authorities relating to advertising, licensing and sales practices.
      (e) The Company and each of its officers and directors are in compliance with, and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Company has previously disclosed to Parent all of the information required to be disclosed by the Company and its officers and employees, including the Company’s chief executive officer and chief financial officer, to the Company Board or any committee thereof pursuant to the certification requirements relating to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the Company, including compliance with the SEC rules promulgated under Section 404 of Sarbanes-Oxley.
      (f) The Company and its Subsidiaries have complied, in all material respects, with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 and all applicable state privacy laws, and with all applicable regulations promulgated under any such legislation.
      Section 3.12     Employee Benefit Plans.
      (a) Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list of: all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, Company Stock Plans, individual stock option agreements to which the Company is a party granting stock options to acquire Company Common Stock that have not been granted under a Company Stock Plan, incentive and other equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of its Subsidiaries (the “Employees”) or directors or former directors thereof (collectively, the “Company Plans”).
      (b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have prior to the date hereof, been delivered or made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) material written communications to employees generally.
      (c) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither the Company (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that would cause the Company or any of its Subsidiaries to incur any liability for any material amount. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with applicable Law in connection with the administration or investment of the assets of any Company Plan.
      (d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt.
      (e) None of the Company, its Subsidiaries or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (or would have been so treated at any time during the six years immediately prior to the date of this Agreement) has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
      (f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), except where failure to do so has not resulted and would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.
      (g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.
      (h) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or applicable state law, or which is provided at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.
      (i) Except as set forth on Section 3.12(i) of the Company Disclosure Letter (to the extent applicable, in each case broken down as to each item, and the individual and amount involved), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Company Shareholder Approval or the Merger (either by themselves or when combined with any other event), will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan. Except as set forth in Section 3.12(i) of the Company Disclosure Letter, since January 1, 2004, the Company, including, for purposes of this sentence, the Company Board, any committee thereof, any committee administering a Company Plan and any officer of the Company, has not taken any action to increase the compensation or benefits payable after the date hereof to any officer having the title of senior vice president or higher of the Company, which increase may be directly or indirectly, partially or wholly, related to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      (j) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Law or tax qualification requirement.
      (k) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for Federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 3.12(c) hereof (without regard to any materiality or Company Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have a Company Material Adverse Effect.
      (l) Except as set forth in Section 3.12(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement providing for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.
      Section 3.13     Taxes.
      (a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all income, franchise and other material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid. Section 3.13(a) of the Company Disclosure Letter lists each material income or franchise tax return filed with respect to the Company and its Subsidiaries for the preceding three taxable years.
      (b) All taxes due and payable by the Company and its Subsidiaries have been adequately provided for in the financial statements of the Company and its Subsidiaries (in accordance with GAAP) for all periods ending through the date hereof. No material deficiency with respect to taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer. No reductions have been made to the December 31, 2005 current tax reserve or valuation allowance previously reported to Parent.
      (c) The United States federal income tax returns of the Company and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service (the “IRS”) (or, to the Knowledge of the Company, the applicable statute of limitations has expired) for all years through 2001. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.
      (d) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any tax allocation or tax sharing agreement or arrangement with any person pursuant to which it may have any obligation to make any payments after the Closing.
      (e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.
      (f) Since January 1, 1999, neither the Company nor any of its Subsidiaries has been a member of any consolidated, combined or unitary group other than each such group of which it is a member on the date hereof, and the Company and each of its Subsidiaries currently file Federal income tax returns on a consolidated basis with the “affiliated group” (within the meaning of Section 1504 of the Code) of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability for the taxes of any other person (other than the Company or any of its Subsidiaries) under any state, local or foreign Law, as a transferee or successor, by contract, or otherwise.

      (g) Except as set forth on Section 3.13(g) of the Company Disclosure Letter, no audit or other administrative or court proceedings are pending with any taxing authority or court with respect to any Federal, state or local income, franchise or other material taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries. No issue has been raised by any taxing authority in any presently pending tax audit that could be material to the Company or any of its Subsidiaries for any period after the Effective Time. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income, franchise or other material taxes.
      (h) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.
      (i) The Company has, prior to the date hereof, made available to Parent correct and complete copies of (i) all income, franchise and other material tax returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit reports issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income, franchise or other material taxes of the Company or any of its Subsidiaries.
      (j) No Liens for taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Liens for taxes not yet due.
      (k) All material taxes required to be withheld by the Company or any of its Subsidiaries have been withheld, have been or will be duly and timely paid to the proper taxing authority, and have been or will be reported pursuant to applicable tax information reporting Laws.
      (l) With respect to any taxable years ending on or before the Closing Date, neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method, and the IRS has not proposed any such adjustment or change in accounting method.
      (m) There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to taxes for any period for which the applicable statute of limitations (including any waivers and extensions) has not expired as of the date hereof.
      (n) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.
      (o) Neither the Company nor any of its Subsidiaries has applied for, received, or has pending any request for a ruling or determination with respect to taxes or commenced negotiations or entered into a closing agreement or other similar agreement relating to taxes with any Governmental Authority.
      (p) Neither the Company nor any of its Subsidiaries has participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). Neither the Company nor any of its Subsidiaries is a direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the economic effect of providing a guarantee of tax benefits (including a tax indemnity from a seller or lessee of property, or insurance protection with respect to tax treatment) with respect to any transaction, or tax opinion relating to the Company or any of its Subsidiaries.
      (q) For purposes of this Agreement, (i) “taxes” shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, escheat, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign, and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) “tax returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to, filed or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.
      Section 3.14     Intellectual Property; Software.
      (a) As used herein: (i) “Intellectual Property” means all U.S. and foreign (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and other distinctive indicia of origin, together with goodwill, registrations and applications relating to the foregoing (“Trademarks”); (b) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”); (c) registered and unregistered copyrights (including those in Software), rights of publicity and all registrations and applications to register the same (“Copyrights”); and (d) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”); (ii) “IP Licenses” means all Contracts (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any Web site) pursuant to which the Company and its Subsidiaries have acquired rights in (including usage rights) to any Intellectual Property, or licenses and agreements pursuant to which the Company and its Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site; and (iv) “Company Intellectual Property” means the Intellectual Property and Software held for use or used in the business of the Company or its Subsidiaries as presently conducted.
      (b) Section 3.14(b) of the Company Disclosure Letter sets forth, for the Intellectual Property owned by the Company and its Subsidiaries, a complete and accurate list of all U.S., state and foreign: (i) Patents issued or pending; (ii) Trademark registrations and applications for registration (including Internet domain name registrations) and material unregistered trademarks and service marks; and (iii) material Copyrights, applications and registrations.
      (c) Section 3.14(c) of the Company Disclosure Letter lists all (i) material Software that is owned by the Company or its Subsidiaries and (ii) material IP Licenses.
      (d) The Company, or one of its Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Company Intellectual Property, free and clear of all Liens, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.
      (e) All Trademark registrations and applications for registration, Patents issued or pending and Copyright registrations and applications for registration owned by the Company and its Subsidiaries are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and, to the Knowledge of the Company or its Subsidiaries, are not the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry.
      (f) Except as set forth on Section 3.14(f) of the Company Disclosure Letter:

(i) to the Knowledge of the Company, no unresolved claims or threat of claims within the three (3) years prior to the date of this Agreement, have been asserted in writing by any third party against the Company or any of its Subsidiaries related to the use in the conduct of the businesses of the Company and its Subsidiaries that the Company Intellectual Property or the conduct of the business of the Company infringes, misappropriates or dilutes any Intellectual Property rights of any third party;

(ii) to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate or dilute any Intellectual Property rights of any third party, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

(iii) to the Knowledge of the Company, no third party is infringing, misappropriating or diluting any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

(iv) no settlement agreements, consents, judgments, orders, forbearances to sue or similar obligations limit or restrict the Company’s or any Subsidiary’s rights in and to any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

(v) the Company and its Subsidiaries have not licensed or sublicensed their rights in any Company Intellectual Property, or received or been granted any such rights (except pursuant to “click wrap” or “shrink wrap” agreements or agreements contained in “off the shelf” Software or the terms of use or service for any Web site) other than pursuant to the IP Licenses;

(vi) to the Knowledge of the Company, there is no default under any of the IP Licenses by the Company or any of its Subsidiaries or, by the other party thereto, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

(vii) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets; and

(viii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s and its Subsidiaries’ rights to own or use any of the Company Intellectual Property or obligate them to pay any royalties or other amounts to any third party in excess of the amounts payable by them prior to the Closing, nor will such consummation require the consent of any third party in respect of any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.
      Section 3.15     Real Property. Section 3.15(i) of the Company Disclosure Letter lists: (a) each of the senior living facilities owned, leased or operated by the Company and its Subsidiaries (the “Company Facilities”), (b) the street address and the licensed capacity of each such Company Facility, (c) the landlord and owner of each such Company Facility, (d) the term of each lease pursuant to which the Company or any of its Subsidiaries lease all or part of a Company Facility (each a “Lease”), and (e) any extension and expansion or purchase options with respect thereto. The Company has, prior to the date hereof, made available to Parent complete and accurate copies of the Leases (including all amendments, modifications and supplements thereto) along with, to the extent in the Company’s possession and control: any title insurance policies; surveys; environmental assessment and similar reports, and any subleases, licenses or agreements (including any amendments or modifications thereto) providing for payments in excess of $250,000 on an annual basis and granting to any other party the right of use or occupancy of any portion of the real property and improvements that are the subject of such Lease. Except as set forth in Section 3.15 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, pursuant to any agreement or other arrangement under which payments exceed $250,000 on an annual basis, leases, subleases or otherwise permits the occupancy by any third party (other than the Residents) of all or any portion of any of the Company Facilities. With respect to each Lease, except as set forth in Section 3.15 of the Company Disclosure Letter or except as would not reasonably be expected to result in, in the aggregate, material costs or liabilities to, or other material negative impact on, the Company and its Subsidiaries, taken as a whole:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to bankruptcy, insolvency, reorganization, moratoriums or similar laws now or hereafter in effect relating to creditor’s rights generally or to general principles of equity;

(b) neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party, is in material breach or violation of, or material default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Lease;

(c) all Company Facilities are supplied with utilities and other services adequate for the operation of said Company Facilities and are in good repair and working order sufficient for normal operation of the Company’s business, subject to normal wear and tear, and adequate and suitable for the purposes for which they are presently being used; and

(d) to the Knowledge of the Company, each of the Company Facilities has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Authority;

(e) to the Knowledge of the Company, no mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) (collectively, “Security Interest”), easement, covenant or other restriction or title matter applicable to the real property subject to any such lease, other than Permitted Liens, would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto;

(f) there are no material disputes, oral agreements or forbearance programs in effect as to such Lease;

(g) there are no outstanding options or rights of any party to terminate such Lease prior to the expiration of the term thereof (except for termination rights following a casualty, condemnation, default or similar event);

(h) to the Knowledge of the Company, all material components of all improvements located on or included with any real property subject to such Lease, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are, in all material respects, in good working condition and order (ordinary wear and tear excepted) and free from material structural or other material defects, adequate for the operation of such buildings and improvements for the purposes for which they are presently being used and the Company has maintained or cause to be maintained the same substantially in accordance with the terms of the Lease;

(i) no portion of any real property or improvements located thereon that is the subject of such Lease has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored in accordance with the terms of such Lease except as would not, individually or in the aggregate, reasonably be expected to materially interfere with the use of such leased Company Facility as a senior living facility; and

(j) there are no (i) pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to the real property that is the subject of such Lease, or (ii) pending or, to the Knowledge of the Company, threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Lease or the real property and/or improvements that are the subject thereof.

      With respect to each parcel of real property owned by the Company and its Subsidiaries (each, an “Owned Real Property”), except as set forth on Section 3.15(ii) of the Company Disclosure Letter or except as would not reasonably be expected to result in, in the aggregate, material costs or liabilities to, or other material negative impact on, the Company and its Subsidiaries, taken as a whole:

(a) the Company or the Subsidiary that is the record owner thereof has good and clear record and marketable title to such Owned Real Property, free and clear of any Security Interest, easement, covenant or other restriction or title matter applicable to such Owned Real Property, other than Permitted Liens, which would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto;

(b) all Company Facilities are supplied with utilities and other services adequate for the operation of said Company Facilities and are in good repair and working order sufficient for normal operation of the Company’s business, subject to normal wear and tear, and adequate and suitable for the purposes for which they are presently being used;

(c) to the Knowledge of the Company, each of the Company Facilities has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Authority;

(d) there are no (i) pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to such Owned Real Property or (ii) pending or, to the Knowledge of the Company, threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Owned Real Property;

(e) except as would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the use or operation of the Owned Real Property or the business conducted or proposed to be conducted at the Owned Real Property, the existing buildings and improvements located on such Owned Real Property are located entirely within the boundary lines of such Owned Real Property or on permanent easements on adjoining land benefiting such Owned Real Property and may lawfully be used under applicable zoning and land use laws (either as of right, by special permit or variance, or as a grandfathered use) for the purposes for which they are presently being used, and such Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses, if any, necessary to the use thereof have not been obtained;

(f) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein;

(g) neither the Company nor any Subsidiary has received written notice of any, and to the Knowledge of the Company there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Owned Real Property;

(h) to the Knowledge of the Company, the material improvements and mechanical and utility systems, including, without limitation, the roofs and structural elements of any buildings or structures and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water and parking systems and facilities serving the buildings and other improvements located on such Owned Real Property, are, in all material respects, in good working condition and order (ordinary wear and tear excepted) and free from material structural or other material defects adequate for the operation of such buildings and improvements for the purposes for which they are presently being used;

(i) such Owned Real Property is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels;

(j) no portion of such Owned Real Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted), except as would not, individually or in the aggregate, reasonably be expected to materially interfere with the use of such Owned Real Property as a senior living facility;

(k) such Owned Real Property is in material compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Owned Real Property; and

(l) the Company has made available to Parent complete and accurate copies of all of the following materials relating to such Owned Real Property, to the extent in the Company’s possession or control: title insurance policies; deeds; surveys; environmental assessment and similar reports, and leases, subleases, licenses or agreements (including any amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Owned Real Property and providing for payments in excess of $250,000 on an annual basis.

      Section 3.16     Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect in the case of clauses (b), (c) and (d) below (it being agreed that clause (a) below shall not be qualified by a Company Material Adverse Effect), (a) no material written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no material action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened by any person against, the Company, any of its Subsidiaries or any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law with respect to any matters relating to or arising out of any Environmental Law; (b) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws; (c) the Company and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of the Company or any of its Subsidiaries, no facts, circumstances or conditions relating to, arising from, associated with or attributable to (i) any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon or (ii) any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law would reasonably be expected to result in Environmental Liabilities; and (d) to the Knowledge of the Company or any of its Subsidiaries, with respect to any real property currently or formerly owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no Releases of Hazardous Materials that have or are reasonably likely to result in a claim against the Company or its Subsidiaries.
      As used in this Agreement, the term “Environmental Laws” means Federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the protection of human health as it relates to Hazardous Materials exposure or the environment, including Hazardous Materials.
      As used in this Agreement, the term “Environmental Liabilities” with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.
      As used in this Agreement, the term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including (i) petroleum, asbestos or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.
      As used in this Agreement, the term “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
      Section 3.17     Transactions with Related Parties. Except as disclosed in the Filed Company SEC Documents, since January 1, 2005, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
      Section 3.18     Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Cohen & Steers Capital Advisors, LLC, the fees and expenses of which will be paid by the Company in accordance with the Company’s agreements with such firm (a complete copy of which has heretofore been made available to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.
      Section 3.19     Opinion of Financial Advisor. The Company has received the opinion of Cohen & Steers Capital Advisors, LLC dated the date hereof to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock, a complete copy of which opinion will be made available to Parent as soon as practicable after the date of this Agreement.
      Section 3.20     Residence Agreements. Except as set forth on Section 3.20 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in default under, nor to the Company’s Knowledge is any Resident in default, or is there any dispute under or with respect to, any agreement (each such agreement, a “Residence Agreement”) between any person currently residing at a Company Facility (each, a “Resident”) and the owner, lessee or operator of such Company Facility, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of representative forms of Residence Agreements currently used in each of the Company Facilities have been made available to Parent prior to the date hereof. Except as set forth on Section 3.20 of the Company Disclosure Letter or as otherwise would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Residents of the Company Facilities have executed Residence Agreements and all Residence Agreements do not vary in any material respect from the forms of the applicable specimen agreements made available to Parent, and were entered into on an arms’ length basis.
      Section 3.21     Insurance. Section 3.21 of the Company Disclosure Letter lists each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage) to which the Company or any Subsidiary is currently a party (the “Policies”). Except as set forth on Section 3.21 of the Company Disclosure Letter, correct and complete copies of all Policies have been provided to Parent prior to the date hereof. All Policies are in full force and effect, and, to the Knowledge of the Company, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any Policies, except for such cancellations or terminations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
      Section 3.22     Labor Matters. No labor strike, work slowdown, work stoppage, lockout or other concerted labor action or dispute involving the employees of the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, since December 31, 2001, there has not been any such action. Except as set forth on Section 3.22 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or any work rules or practices agreed to with any labor organization applicable to employees of the Company or any of its Subsidiaries, and no collective bargaining or similar agreement is currently being negotiated by the

Company or any of its Subsidiaries. No representation election petition or application for certification of a labor organization as the exclusive collective bargaining representative of any employees of the Company or any of its Subsidiaries has been served on the Company or any of its Subsidiaries within the past three years, nor, to the Knowledge of the Company, is such a petition or application pending with the National Labor Relations Board or any other Governmental Authority, and no labor organization is currently engaged in or, to the Knowledge of the Company, threatening organizational efforts with respect to any employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries (i) is, and has been since December 31, 2001, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and (ii) is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). The Company and its Subsidiaries have not, at any time prior to the date that is 90 days before the Closing Date, without fully complying with the notice and other requirements of the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), effectuated (i) a “plant closing” (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; or any similar action under applicable state or local Law requiring notice to employees in the event of a plant closing or mass layoff.
      Section 3.23     Licensing Surveys. The Company is periodically subject to monitoring, inspections or survey reports, waivers of deficiencies, plans of correction, and other investigation reports or certifications by Governmental Authorities (collectively, “Licensing Surveys”). Except as set forth on Section 3.23 of the Company Disclosure Letter or except as otherwise would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no deficiencies or violations noted in any Licensing Surveys, and the Company or its Subsidiaries have remedied, discharged and complied in all material respects (or are in the process of so complying) with all applicable plans of correction, such that there are no violations or deficiencies with respect to any of the licenses issued and required by Governmental Authorities in connection with the ownership, maintenance and operation of the Company Facilities or the operation of the business of the Company and the Subsidiaries.
      Section 3.24     Resident Records. Except as set forth on Section 3.24 of the Company Disclosure Letter or except as otherwise would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of Company or any of the Subsidiaries has received written notice: (a) that Resident records used or developed in connection with the business conducted at the Company Facilities have not been maintained in accordance with any applicable federal, state or local laws or regulations governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records, and (b) of any deficiency in the Resident records used or developed in connection with the operation of the business conducted at the Company Facilities.
      Section 3.25     Third Party Payor Reimbursement. All billing practices of the Company and its Subsidiaries with respect to the Company Facilities, including the Government Programs (as defined below) and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third party payors and Government Programs, except where any failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.25 of the Company Disclosure Letter, since December 31, 2001, none of the Company or any of its Subsidiaries has received written notice that the Company or any of its Subsidiaries has billed or received any payment or reimbursement in excess of amounts permitted by applicable Law, except to the extent cured or corrected and all penalties or interest discharged in connection with such cure or correction. For purposes of this Agreement, “Government Programs” shall refer to Title XVIII (“Medicare”) and Title XIX (“Medicaid”) of the Social Security

Act, CHAMPUS, TRICARE and other federal, state or local governmental reimbursement programs, or successor programs to any of the above.
      Section 3.26     State Takeover Statutes; Company Rights Plan. Assuming that neither Parent nor Merger Sub is an “interested shareholder” within the meaning of the TBCA, the Company has taken all necessary action so that no “investor protection act,” “business combination,” “control share acquisition” or other anti-takeover statute or regulation, in each case under the TBCA, nor any takeover provision in the Company Charter or the Company Bylaws would (i) prohibit or restrict the Company’s ability to perform its obligations under this Agreement, the Articles of Merger or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement, the Articles of Merger or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Articles of Merger or the Certificate of Merger. The Company has taken all actions necessary to render the Company Rights inapplicable to this Agreement and the transactions contemplated hereby and to cause the Company Rights Plan to terminate as of the Effective Time.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
      Parent and Merger Sub represent and warrant to the Company as follows:
      Section 4.01     Organization, Standing and Corporate Power. Each of Parent, its Subsidiaries and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. Each of Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not resulted in, and would not reasonably be expected to result in, material direct or indirect costs or liabilities to Parent and its Subsidiaries. Parent has, prior to the date hereof, made available to the Company complete and correct copies of its Articles of Incorporation (the “Parent Articles”) and Bylaws (the “Parent Bylaws”) and the articles of incorporation and by-laws or comparable organizational documents) of each of its Subsidiaries and Merger Sub, in each case as amended to the date of this Agreement.
      Section 4.02     Capital Structure of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Interests”). All of the issued and outstanding Merger Sub Interests are owned by Parent. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any Merger Sub Interests to any person, other than Parent.
      Section 4.03     Authority; Noncontravention.
      (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). As of the date hereof, the board of directors of Parent (the “Parent Board”), at a meeting duly called and held, duly adopted resolutions, approving this Agreement, the Merger and the other transactions contemplated by this Agreement.
      (b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent, any of its Subsidiaries or Merger Sub under (i) the Parent Articles or Parent By-laws or the comparable organizational documents of any of its Subsidiaries or Merger Sub, (ii) any Contract to which Parent, any of its Subsidiaries or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.04 hereof, any Law applicable to Parent, any of its Subsidiaries or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and (B) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.
      Section 4.04     Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent, any of its Subsidiaries or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) Necessary Consents and (b) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or (y) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.
      Section 4.05     Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement.
      Section 4.06     Litigation. There is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.
      Section 4.07     No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.
      Section 4.08     Brokers and Other Advisors. No broker, investment banker, financial advisor or other person other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent in accordance with Parent’s agreements with such firm, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
      Section 4.09     Financing. Parent has delivered to the Company a true and complete copy of the investment agreement as in effect on the date hereof, dated as of the date hereof (the “Financing Commitment”), between Parent and RIC Coinvestment Fund LP (“RIC”) pursuant to which RIC has committed to provide equity financing in the aggregate amount of $1,300,000,000, which constitutes sufficient funds for Parent to consummate the transactions contemplated hereby (the “Equity Financing”). Except as set forth therein, there are no conditions precedent or other contingencies (other than the consummation of the Merger) and all necessary approvals and consents have been obtained related to the funding of the full amount of the Equity Financing. Parent will comply with all of the terms and provisions of the Financing Commitment.
ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS
      Section 5.01     Conduct of Business.
      (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as provided on Section 5.01(a) of the Company Disclosure Letter and except as expressly contemplated by this Agreement or required by applicable Laws, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms on the date hereof);

(iii) amend the Company Charter or the Company Bylaws or the comparable charter or organizational documents of any of its Subsidiaries or adopt another shareholders’ rights plan (i.e., “poison pill”);

(iv) except in the ordinary course of business consistent with past practice, directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business; provided, however, that in no event shall the Company and its Subsidiaries be permitted to acquire any such assets that have a purchase price in excess of $20,000,000 in the aggregate;

(v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or other assets with a fair market value in excess of $1,000,000 individually or $2,000,000 in the aggregate to a third party, except for Residence Agreements, leases or subleases entered into in the ordinary course of business consistent with past practices;

(vi) make any capital expenditure or expenditures which (1) involves the purchase of any real property or (2) are not in accordance with the Company’s capital expenditure budget for the balance of fiscal year 2006 provided to Parent prior to the date hereof;

(vii) (A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness, (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of $750,000 in the aggregate, other than in the Company or in or to any direct or indirect wholly-owned Subsidiary of the Company;

(viii) (A) pay, discharge, settle or satisfy any claims (including claims of shareholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) (1) in excess of $1,000,000 individually and $2,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice or (2) involving any material limitation on the conduct of the business of the Company or its Subsidiaries or (B) waive or release any right of the Company or any of its Subsidiaries with a value in excess of $250,000;

(ix) except in the ordinary course of business consistent with past practice, modify, amend or terminate any Contract (i) that by its terms is required to be disclosed on Section 3.10(b) of the Company Disclosure Letter, or (ii) that would be required, as so amended or modified, to be disclosed on Section 3.10(b) of the Company Disclosure Letter, or enter into any Contract which if in effect on the date hereof would be required to be disclosed on Section 3.10(b) of the Company Disclosure Letter; provided that the Company shall not, without the prior written consent of Parent, enter into any Contract which if in effect on the date hereof would be required to be disclosed on Section 3.10(b) of the Company Disclosure Letter pursuant to Section 3.10(b)(ii) or which would require consent of or notice to a third party in the event of or with respect to the Merger;

(x) terminate, amend or otherwise modify any agreement entered into by the Company, at the request of Parent after the date hereof, with any individual party to a New Employment Agreement;

(xi) except in the ordinary course of business consistent with past practice, and except as required to comply with applicable Law or any Contract disclosed in Section 3.12 of the Company Disclosure Letter, (A) increase in any manner the compensation or fringe benefits of, or pay any bonus (other than the bonus payments described in Section 6.11(a) of the Company Disclosure Letter) to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (B) pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any awards under any Company Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, or restricted stock or the removal of existing restrictions in any Contract or Company Plan or awards made thereunder), (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, (E) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan, (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (G) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than required by applicable Law or tax qualification requirement; provided, however, that with the prior consent of Parent, such consent not to be unreasonably withheld, the Company may offer and make payments to current employees for retention purposes;

(xii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

(xiii) fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xiv) change its fiscal year, revalue any of its material assets, or make any changes in financial, actuarial, reserving, statutory or tax accounting methods, principles or practices, except in each case as required by GAAP or applicable Law;

(xv) make any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes; or

(xvi) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

      (b) Other Actions. Except as otherwise contemplated or permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would reasonably be expected to result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified by materiality or Company Material Adverse Effect as the case may be, becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.
      (c) Advice of Changes; Filings. Each of the Company and Parent shall as promptly as practicable advise the other party orally and in writing upon obtaining Knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality or Company Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.
      Section 5.02     No Solicitation by the Company.
      (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers, employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to, directly or indirectly through another person, (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal, or furnish to any person any information in connection with or in furtherance of any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval (and in no event after obtaining such Company Shareholder Approval), in response to an unsolicited bona fide written Takeover Proposal made after the date hereof that the Company Board determines in good faith (after receiving advice of a financial advisor of nationally recognized reputation, which may be Cohen & Steers Capital Advisors, LLC, and of its outside counsel) constitutes or is reasonably likely to constitute a Superior Proposal, the Company may, if the Company Board determines in good faith (after receiving advice of its outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, and subject to compliance with Section 5.02(c) and after giving Parent two business days written notice of such determination, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such oral or written information (to the extent that such information has not been previously provided to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrent with the time it is provided or made available to such person, as the case may be, and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
      For purposes of this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer, whether or not conditional and whether or not withdrawn, (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (b) for the issuance of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person or (c) to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 20% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement.
      For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written offer made by a third party, that if consummated would result in such person (or its shareholders) owning, directly or indirectly, 75% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company (i) on terms which the Company Board determines in good faith (after receiving advice of a financial advisor of nationally recognized reputation and of its outside counsel and in light of all relevant circumstances, including, without limitation, all the terms and conditions of such proposal and this Agreement) to be more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement, (ii) which is reasonably likely to be completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal, and (iii) which does not have a financing contingency.
      (b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Company Board or any such committee thereof of this Agreement or the Merger (it being understood that taking a neutral position or no position with respect to a Takeover Proposal shall be considered an adverse modification) or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Takeover Proposal (other than a confidentiality agreement pursuant to Section 5.02(a)). Notwithstanding the foregoing, the Company

Board may, if the Company Board determines in good faith (after receiving advice of its outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, effect a Company Adverse Recommendation Change or terminate this Agreement solely in order to concurrently enter into an agreement with respect to a Superior Proposal, but, in each case, only at a time that is after the fifth business day following Parent’s receipt of written notice from the Company (an “Adverse Notice”) advising Parent that the Company Board has determined that a Takeover Proposal is a Superior Proposal, that the Company Board intends to make such Company Adverse Recommendation Change or to terminate this Agreement and containing all information required by Section 5.02(c), together with copies of any written offer or proposal in respect of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Notice and a new five business day period). In determining whether to make a Company Adverse Recommendation Change or to terminate this Agreement in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.
      (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Parent orally and in writing of any request for information or other inquiry that the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of any such request, Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such request, Takeover Proposal or inquiry. The Company shall promptly keep Parent fully informed of the status and details (including any change to the terms thereof) of any such request, Takeover Proposal or inquiry.
      (d) Nothing contained in this Section 5.02 shall prohibit the Company or the Company Board from (i) complying with the Company’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would constitute a violation of applicable Law; provided, however, that any such disclosure relating to a Takeover Proposal shall be deemed a Company Adverse Recommendation Change unless the Company Board reaffirms its recommendation and declaration of advisability of this Agreement and the Merger.
ARTICLE VI.
ADDITIONAL AGREEMENTS
      Section 6.01     Preparation of the Proxy Statement; Shareholder Meetings.
      (a) As soon as practicable following the date of this Agreement (but in no event later than 20 days after the date hereof), the Company shall prepare and file with the SEC the Proxy Statement. The Company will respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable following the date of this Agreement. No filing of, or amendment or supplement to, the Proxy Statement will made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.
      (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for and promptly take any and all actions in connection therewith, and as soon as practicable after the date of this Agreement, duly call, give notice of, convene and hold, a meeting of its shareholders (the “Company Shareholders Meeting”) solely for the purpose of obtaining the Company Shareholder Approval. Subject to Section 5.02(b), the Company shall, through the Company Board, recommend to its shareholders adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement.
      Section 6.02     Access to Information; Confidentiality. The Company shall afford to Parent and its Representatives reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by such party during such period pursuant to the requirements of Federal or state securities Laws and (b) consistent with its legal obligations all other information concerning the Company and its Subsidiaries’ business, properties and personnel as Parent or any of its Representatives may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Authority applicable to the Company requires the Company to restrict access to any properties or information. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of April 25, 2006, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 6.02 or information provided, made available or delivered to Parent pursuant to this Agreement will affect any of the representations or warranties of the Company contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.
      Section 6.03     Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (c) the obtaining of all necessary consents, approvals or waivers from third parties and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the first sentence of this Section 6.03, each of the Company and the Company Board and Parent and the Parent Board shall (i) take no action to cause any state takeover statute or similar statute or regulation to become applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing shall be deemed to require Parent to (A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their respective Affiliates may carry on business in any part of the world or (D) agree to any terms or conditions that would impose any obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, to maintain facilities, operations, places of business, employment levels, products or businesses.
      Section 6.04     Indemnification, Exculpation and Insurance.
      (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) as provided in the Company Charter or the Company Bylaws (in each case, as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms for six years after the Effective Time.
      (b) For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), covering the Indemnified Parties currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor a tail policy or policies of Parent containing terms with respect to coverage and amount no less favorable to such Indemnified Parties; provided, further, however, that in satisfying its obligation under this Section 6.04(b) Parent shall not be obligated to pay aggregate premiums in excess of 250% of the amount paid by the Company in its last full fiscal year (which premiums are hereby represented and warranted by the Company to be approximately $465,000), it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount.
      (c) The covenants contained in this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.
      Section 6.05     Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of (a) the costs and expenses incurred in connection with filing, printing and mailing the Proxy Statement and (b) the filing fees for the premerger notification and report forms under the HSR Act.
      Section 6.06     Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

      Section 6.07     Shareholder Litigation. The Company shall promptly advise Parent orally and in writing of any shareholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such shareholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation, shall give due consideration to Parent’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that the Company further will not, without Parent’s prior written consent, settle any shareholder litigation (a) for an amount greater than $2,000,000 individually, and $3,000,000 in the aggregate or (b) that involves or has the effect of imposing any remedy or restriction upon the Company or any of its Subsidiaries other than monetary damages.
      Section 6.08     Employee Matters.
      (a) Following the Effective Time, Parent shall cause to be provided to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and who are employed thereafter by the Surviving Corporation, Parent or any of Parent’s Subsidiaries (the “Affected Employees”), compensation and employee benefits no less favorable in the aggregate than those provided to other similarly situated employees of Parent and its Subsidiaries.
      (b) For purposes of eligibility and vesting, with respect to any benefit plan, program or arrangement (including any “employee benefit plan” (as defined in Section 3(3) of ERISA), Parent shall, and shall cause the Surviving Corporation to, recognize the service of the Affected Employees with the Company and its Subsidiaries prior to the Effective Time to the same extent as such service was taken into account under the corresponding Company Plan for those purposes; provided, however, that such recognition shall not result in a duplication of benefits. Parent agrees to honor, or cause the Surviving Corporation to honor, all vacation accrued by Affected Employees as of the Effective Time.
      (c) With respect to any welfare plan in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and its Subsidiaries prior to the Effective Time, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements.
      (d) Prior to the Effective Time, the Company shall amend (or cause duly authorized persons to amend) its Supplemental Executive Retirement Plan (the “SERP”) to ensure that (i) after the date hereof, no “rabbi trust” shall be established by the Company and no corporate owned life insurance shall be purchased to create a reserve for payments under the plan in connection with the transactions contemplated herein, and (ii) if a “rabbi trust” or a corporate-owned-life-insurance reserve has previously been established by the Company, no contributions shall be made to any such trust and no additional insurance coverage shall be purchased by the Company in connection with the transactions contemplated herein.
      (e) Prior to the Effective Time, the Company shall amend (or cause duly authorized persons to amend) its Deferred Compensation Plan to ensure that (i) after the date hereof no “rabbi trust” shall be established by the Company in connection with the transactions contemplated herein, and (ii) if a “rabbi trust” has previously been established by the Company, no contributions shall be made to such trust by the Company in connection with the transactions contemplated herein.
      (f) Nothing contained herein, express or implied, is intended to confer upon any Affected Employee any right to continued employment for any period by reason of this Agreement.
      Section 6.09     Employment Agreements. Notwithstanding anything to the contrary in this Agreement, the Company shall use its reasonable best efforts to cause each of the Covered Employees not to repudiate or otherwise breach the New Employment Agreement to which such Covered Employee is a party.

      Section 6.10     Standstill Agreements, Confidentiality Agreements, Anti-takeover Provisions. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any agreement required to be disclosed pursuant to Section 3.10(b)(v) hereof to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. In addition, except as provided in Section 5.02, the Company will not approve a Takeover Proposal or Superior Proposal for purposes of Section 48-103-205 of the TBCA.
      Section 6.11     Cooperation. Each of the Company and its Subsidiaries will, and will cause each of its Representatives to, use its reasonable efforts, subject to applicable Laws, to cooperate with and assist Parent and Merger Sub in connection with planning the integration of the Company and its Subsidiaries and their respective employees with the business operations of Parent and its Subsidiaries.
      Section 6.12     Financing. The Company shall, if reasonably requested by Parent in connection with Parent’s efforts to obtain financing in respect of its obligations under this Agreement (the “Financing”), cooperate in good faith with Parent, form or cause its Subsidiaries to form, on or prior to the Closing, new wholly-owned Subsidiaries, and, at the Closing execute any documents, agreements and instruments and take such other actions as may be reasonably requested by Parent in connection with the Financing, all in such order, form and substance as reasonably requested by Parent; provided that such cooperation shall not unreasonably interfere with the ongoing business operations of the Company, require the expenditure of any material amount of money by the Company or any of its Subsidiaries, violate any contract to which the Company or any of its Subsidiaries is a party, or violate any Law.
      Section 6.13     Hedging Agreements. During the period of time from the date of this Agreement and through the Effective Time, if requested by Parent, the Company shall enter into fixed-rate interest rate swap agreements or similar arrangements, in form and substance reasonably satisfactory to Parent, with respect to all or a portion of its currently outstanding floating-rate indebtedness; provided that the Company shall not be required to enter into such hedging arrangements to the extent that, individually or in the aggregate, such hedging arrangements involve a notional amount in excess of $80,000,000.
ARTICLE VII.
CONDITIONS PRECEDENT
      Section 7.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

      Section 7.02     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Section 3.03) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties of the Company set forth in Section 3.03 shall be true and correct in all respects (subject to de minimis exceptions for breaches involving discrepancies of no more than 30,000 shares of Company Common Stock or stock options in the aggregate covering no more than 30,000 shares of Company Common Stock) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of the foregoing two sentences.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending or overtly threatened in writing any suit, action or proceeding by any Governmental Authority (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of shares of Company Common Stock (or shares of capital stock of the Surviving Corporation) by Parent or Merger Sub, or (ii) seeking to (A) prohibit or limit the ownership or operation by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, (B) compel the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as a result of the Merger or (C) impose any obligations on Parent or any of its Subsidiaries or the Company or any of its Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses.

(d) Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.02(c) shall be in effect.

(e) Permits. Parent shall have obtained such customary assurances as are customarily obtained under local custom and practice (if any) to allow a reasonable person, acting in good faith, to conclude that all material Permits necessary for the lawful conduct of the business of the Company and its Subsidiaries following consummation of the Merger will be issued in the ordinary course and effective as of Closing. Notwithstanding the foregoing, the forgoing provision shall be inapplicable to the extent that (i) such customary assurances are unavailable solely as a result of the negative operating history or qualifications of the Parent, or solely as a result of the negative background of any director(s) or officer(s) of the Parent, or (ii) the failure to obtain any such Permits would not, individually or in the aggregate result, or be reasonably likely to result, in a material adverse effect of Parent.

(f) Closing Consents. The consents, authorizations, orders, permits and approvals listed on Exhibit B hereto shall have been obtained and shall be in full force and effect.

      Section 7.03     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Parent’s ability to consummate the transactions contemplated hereby. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
      Section 7.04     Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.
ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER
      Section 8.01     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the nine month anniversary of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger and the transactions contemplated by this Agreement shall be in effect and shall have become final and nonappealable;

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure to perform;

(d) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or

(b) and (ii) is incapable of being cured, or is not cured, by Parent or Merger Sub, as the case may be, within 30 calendar days following receipt of written notice from the Company of such breach or failure to perform;

(e) by Parent, if (i) a Company Adverse Recommendation Change shall have occurred or (ii) within ten (10) business days of the date any Takeover Proposal shall have been made or communicated to the Company, the Company Board or any committee thereof shall have failed to publicly confirm its recommendation and declaration of advisability of this Agreement and the Merger; or

(f) by the Company, if the Company Board shall have exercised its termination rights set forth in Section 5.02(b); provided that in order for the termination of this Agreement pursuant to this Section 8.01(f) to be deemed effective, the Company shall have complied with all provisions of Section 5.02, including the notice provisions therein and paid the amounts required by Section 8.02.

      Section 8.02     Termination Fee and Shareholder Termination Fee.
      (a) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i), and after the date of this Agreement a Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the shareholders of the Company generally and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated a Takeover Proposal; provided that for purposes of this Clause (B) all references in the definition of Takeover Proposal to 20% shall instead refer to 50%;

(ii) this Agreement is terminated by the Company pursuant to Section 8.01(f);

(iii) this Agreement is terminated by Parent pursuant to Section 8.01(c) and (A) after the date of this Agreement a Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the shareholders of the Company generally and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated a Takeover Proposal; provided that for purposes of this Clause (B) all references in the definition of Takeover Proposal to 20% shall instead refer to 50%; or

(iv) this Agreement is terminated by Parent pursuant to Section 8.01(e), then the Company shall (1) in the case of a Termination Fee payable pursuant to clauses (i) or (iii) of this Section 8.02(a), upon the earlier of the date of such definitive agreement and such consummation of a Takeover Proposal, (2) in the case of a Termination Fee payable pursuant to clause (ii) of this Section 8.02(a), on the date of such termination, or (3) in the case of a Termination Fee payable pursuant to clause (iv) of this Section 8.02(a), on the date that is two business days after the date of such termination, pay Parent a fee equal to $45,000,000 (the “Termination Fee”) by wire transfer of same-day funds. Notwithstanding the foregoing sentence, in the event that the Company proposes to terminate this Agreement at a time when the Termination Fee is payable, the Company shall pay Parent the Termination Fee as described above prior to such termination by the Company. In case of the termination of this Agreement by the Company or Parent pursuant to Section 8.01(b)(iii), then the Company shall reimburse Parent for all reasonable out of pocket expenses (including, without limitation, all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants) incurred prior to the date of such termination by Parent or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, promptly upon the Company’s receipt of reasonable documentation of such expenses; provided, however, that notwithstanding any provision herein to the contrary, the liability of the Company pursuant to this provision shall not exceed $5,000,000 (the “Shareholder Termination Fee”). In the case of a Termination Fee payable pursuant to clause (iii) of this Section 8.02(a), the parties hereby agree that the Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to Parent and Merger Sub relating to any willful breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Termination Fee. In the event that either party terminates this Agreement pursuant to Section 8.01(b)(iii) and (i) after the date of this Agreement a Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the shareholders of the Company generally and (ii) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated a Takeover Proposal, then the Company shall, upon the earlier of the date of such definitive agreement and such consummation of a Takeover Proposal, pay Parent the Termination Fee, less any portion of the Shareholder Termination Fee previously paid by the Company to Parent pursuant to this Section 8.02, by wire transfer of same-day funds; provided that for purposes of clause (ii) of this sentence, all references in the definition of Takeover Proposal to 20% shall instead refer to 50%. Notwithstanding anything to the contrary contained in this Agreement, the Company in no event shall be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination.
      (b) The Company acknowledges and agrees that the agreements contained in Section 8.02(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails promptly to pay the amount due pursuant to Section 8.02(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
      Section 8.03     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the penultimate sentence of Section 6.02(a), Sections 6.05 and 8.02, this Section 8.03 and Article IX, which provisions shall survive such termination; provided that nothing herein shall relieve any party from any liability for any material breach hereof.
      Section 8.04     Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Shareholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      Section 8.05     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
      Section 8.06     Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent or the Company, action by the Parent Board or the Company Board, as applicable, or, with respect to any amendment of this Agreement pursuant to Section 8.04, the Parent Board or the Company Board, as applicable, or the duly authorized committee or other designee of the Parent Board or the Company Board, as applicable, to the extent permitted by Law.

ARTICLE IX.
GENERAL PROVISIONS
      Section 9.01     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
      Section 9.02     Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
      if to Parent or Merger Sub, to:

Brookdale Senior Living Incorporated
330 North Wabash, Suite 1400
Chicago, Illinois 60611
Attention: General Counsel
      with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile No.: (212) 735-2000
Attention: Joseph A. Coco
      if to the Company, to:

American Retirement Corporation
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027
Attention: Chief Executive Officer
      with a copy to:

Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
Facsimile No.: (615) 742-6293
Attention: T. Andrew Smith
      Section 9.03     Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Knowledge” of any person that is not an individual means, with respect to the Company regarding any matter in question, the actual knowledge of the individuals listed in Section 9.03(b) of the Company Disclosure Letter;

(c) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(d) “Permitted Liens” means (i) any liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-

way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the use or value of the property subject thereto, and (v) any liens described in, set forth in, or securing the Leases or the Contracts described in Section 3.10(b) of the Company Disclosure Letter;

(e) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

      Section 9.04     Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
      Section 9.05     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
      Section 9.06     Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, the Exhibits hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and are not intended to confer upon any person other than the parties any rights, benefits or remedies.
      Section 9.07     Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
      Section 9.08     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion any of or all its rights, interests and obligations under this Agreement to any direct or indirect, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder (except in the case of any such request). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      Section 9.09     Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.
      Section 9.10     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BROOKDALE SENIOR LIVING INCORPORATED

By:

Name:

Title:

BETA MERGER SUB CORPORATION

By:

Name:

Title:

AMERICAN RETIREMENT CORPORATION

By:

Name:

Title:

ANNEX B
May 12, 2006
The Board of Directors
American Retirement Corporation
111 Westwood Place
Suite 200
Brentwood, Tennessee 37027
Ladies and Gentlemen:
      Cohen & Steers Capital Advisors, LLC (“Cohen & Steers”) understands that American Retirement Corporation, a Tennessee corporation (the “Company”), has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Brookdale Senior Living, Inc., a Delaware corporation (“Brookdale”). Pursuant to the Merger Agreement, Beta Merger Sub Corporation, a Delaware corporation and a direct wholly owned subsidiary of Brookdale will merge with and into the Company (the “Merger”). As consideration for the Merger, the common shareholders of ARC will receive from Brookdale $33.00 in cash for each share of common stock of the Company held by them (the “Merger Consideration”).
      Cohen & Steers further understands that Brookdale has received an executed financing commitment from RIC Co-Investment Fund LP (“Investor”), an investment fund affiliated with Fortress Investment Group LLC (together with Investor, “Fortress”), pursuant to which Fortress has committed to provide to Brookdale $1.3 billion in equity financing for Brookdale to consummate the transactions contemplated hereby (the “Equity Financing”).
      You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the common shareholders of the Company in the Merger.
      In connection with this opinion, Cohen & Steers has reviewed and considered such financial and other matters as Cohen & Steers has deemed relevant, including, among other things:

(i) Reviewed certain publicly-available financial statements and other publicly available business and financial information relating to the Company;

(ii) Reviewed certain due diligence information, including historical and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and prospects of the Company, as prepared by management of the Company;

(iii) Reviewed certain historical unaudited property level operating statements of the Company, as prepared by the Company;

(iv) Reviewed a draft of the Merger Agreement distributed on May 11, 2006, provided to us by management of the Company;

(v) Conducted discussions with the management of the Company concerning the matters described herein, as well as the business and prospects of the Company;

(vi) Reviewed terms of certain joint ventures, management contracts and other agreements of the Company that Cohen & Steers deemed relevant to its analysis;

(vii) Reviewed the financial terms, to the extent available, of certain unrelated acquisition transactions that Cohen & Steers deemed relevant to its analysis;

(viii) Reviewed financial and stock market data for publicly-traded companies that Cohen & Steers deemed relevant to its analysis;

(ix) Performed various financial analyses as Cohen & Steers deemed appropriate, using generally accepted analytical valuation methodologies; and

(x) Performed such other analyses and considered such other factors as Cohen & Steers deemed appropriate.
      Cohen & Steers also has considered such other information, financial studies and analyses, investigations and financial, economic, market and trading criteria which it deemed relevant, including its knowledge of the healthcare and real estate industry, as well as its experience in connection with similar transactions and securities valuation generally.
      In arriving at its opinion, Cohen & Steers has assumed, at the direction of the Company, that the Merger will conform in all material respects with the draft Merger Agreement distributed on May 11, 2006 as reviewed by it and that all required financing will be available to Brookdale at the times and in the amounts necessary to pay the Merger Consideration. Cohen & Steers has also assumed that all of the agreements provided to it in draft form are ultimately executed in final form consistent with the drafts provided and that the Merger and all related transactions described in or contemplated by the Merger Agreement occur as described in and contemplated by such agreements.
      In preparing its opinion, Cohen & Steers has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available, furnished to, or otherwise made available to or discussed with Cohen & Steers including, without limitation, the items listed above as reviewed by Cohen & Steers, financial statements and financial projections, as provided by the management and/or representatives of the Company. With respect to financial information, financial projections and other information provided to or otherwise discussed with Cohen & Steers, Cohen & Steers has assumed and was advised by the management of the Company, that such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of the Company, as to the historical and expected future financial performance of the Company.
      Cohen & Steers was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of such information, nor does it express any opinion with respect thereto. Cohen & Steers has relied upon the assurances of the management of the Company that they are not aware of any information or facts that would make the information provided or otherwise made available to Cohen & Steers materially inaccurate or misleading with regard to the Company. Cohen & Steers has not independently verified such information, performed no audit of assets or liabilities, no physical inspection of any properties, did not attempt to assess or value any of the intangible assets of the Company (including goodwill) and made no appraisal of assets or liabilities, contingent or otherwise, including contractual rights or obligations, of the Company, or been furnished with any such appraisals.
      In performing its analyses, Cohen & Steers made numerous assumptions with respect to the healthcare and real estate industries and general business and economic conditions that are beyond the control of those managing and operating the Company. While we believe these assumptions to be reasonable, the analyses performed by Cohen & Steers are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.
      For the purposes of rendering its opinion, Cohen & Steers has assumed in all respects material to its analyses that the representations and warranties of the Company and each other party to any agreement entered into in connection with the Merger will be true and correct, that the Company and each other party to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements and that all conditions to the consummation of the Merger will be satisfied without any modification or waiver thereof. Cohen & Steers has also assumed that all legal, governmental, regulatory, third party and other consents and approvals contemplated by the Merger will be obtained and that in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated Merger. Additionally, Cohen & Steers assumed that the Merger will be accounted for in accordance with U.S. Generally Accepted Accounting Principles.
      Cohen & Steers was not engaged to and did not review, nor is it expressing any opinion with respect to, any alternative merger, financing transaction or other strategic alternatives that may be available to the Company. Cohen & Steers’ opinion also does not address the merits of the underlying decision by the Company to engage in the Merger. Further, Cohen & Steers was not engaged to, and did not, assess or consider the tax, legal and accounting implications of the Merger to the Company or any shareholder of the Company.
      Cohen & Steers’ opinion is necessarily based on economic, market, financial and other conditions and circumstances as in effect on, and the information made available to it, as of the date hereof. It should be understood that subsequent developments may affect Cohen & Steers’ opinion, and Cohen & Steers does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.
      Cohen & Steers’ has in the past provided, and may provide in the future, financial advisory and financing services to the Company, Brookdale, Fortress as well as Nationwide Health Properties, Inc. (“NHP”) and Health Care Property Investors, Inc. (“HCP” together with NHP, the “Company Landlords”). Cohen & Steers is currently serving as financial advisor to HCP in connection with its acquisition of CNL Retirement Properties, Inc., a landlord to the Company. For such services, we have received and expect to receive customary fees, indemnification and expense reimbursement. In addition, our affiliate, Cohen & Steers Capital Management, Inc. (“CSCM”), is an investment advisor to certain entities that own or may own shares of the common stock or other securities of the Company and Brookdale, as well as of the Company Landlords. In the ordinary course of business, CSCM may engage in trading of equity securities issued by the Company, Brookdale or the Company Landlords for its own account and/or for the accounts of others. Accordingly, CSCM may at any time or from time to time hold a position in such securities. In addition, Mr. Peter L. Rhein, a director of HCP, is a director of Cohen & Steers, Inc., the parent company of CSCM.
      It is understood that this letter is solely for the limited use of the Company’s Board of Directors in connection with its consideration of the Merger and its recommendation of the Merger to the holders of the Company’s common stock. However, this opinion does not constitute a recommendation as to whether any member of the Board of Directors should recommend the Merger to the stockholders of the Company or how any holder of Company common stock should vote with respect to the Merger. We have not been asked to, nor have we undertaken, valuing or opining on the fairness of the Merger Consideration to any particular individual or party.
      Neither this letter nor Cohen & Steers’ opinion expressed herein may be reproduced, summarized, excerpted, quoted from, referred to or disclosed in any filing, report, document, release or other communication, whether written or oral, made, prepared, issued or transmitted by the Company without our prior written consent. Notwithstanding the foregoing, Cohen & Steers consents to the disclosure of this opinion in connection with the Company’s proxy statement relating to the Merger to the extent required by law.
      Based upon and subject to all of the foregoing, Cohen & Steers are of the opinion that, as of the date hereof, the Merger Consideration to be received by the common shareholders of the Company in the Merger is fair, from a financial point of view, to such common shareholders.

Very truly yours,

COHEN & STEERS CAPITAL ADVISORS, LLC

PROXY
AMERICAN RETIREMENT CORPORATION
This Proxy is Solicited by the Board of Directors of American Retirement Corporation for the
Special Meeting of Shareholders on July 19, 2006.
     The undersigned, hereby revoking any contrary proxy previously given, hereby appoints W. E. Sheriff and George T. Hicks and each of them, attorneys and proxies, with full power of substitution and revocation, to vote all of the shares of the undersigned held of record by the undersigned on June 15, 2006 of American Retirement Corporation (the “Company”) and entitled to vote at the special meeting of shareholders of the Company on July 19, 2006, and at any adjournment or postponement thereof.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF
THE AGREEMENT AND PLAN OF MERGER

☑	Please mark your vote as in this example.

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of May 12, 2006, by and among Brookdale Senior Living Inc., Beta Merger Sub Corporation and American Retirement Corporation, as the merger agreement may be amended from time to time.
☐ FOR                ☐ AGAINST                ☐ ABSTAIN
See Reverse Side
(Continued and to be signed on reverse side)

MARK HERE FOR ADDRESS CHANGE AND NOTE TO LEFT    ☐
     Please return your signed proxy at once in the enclosed envelope, which requires no postage if mailed in the United States, even though you expect to attend the meeting in person.
     The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement, dated June 15, 2006.

Please date and sign below. If a joint account, each owner should sign. When signing in a representative capacity, please give title. Please sign here exactly as name is printed hereon.
Dated:	, 2006

Signature

Counter-Signature